SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Autobytel Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Autobytel Inc. 18872 MacArthur Blvd., Suite 200 Irvine, CA 92612 Phone: (949) 225-4500 Fax: (949) 225-4557

April 29, 2009

Dear Fellow Stockholders:

When I took over as Autobytel’s new CEO in December, I realized that there was significant work ahead of us, and that stabilizing the company and repositioning it for future growth and profitability would not be easy. At the same time, however, I was optimistic that through solid commitment and fundamental changes in our organization, we could unlock significant value by refocusing on the Autobytel brand – a brand that has been built over the last fourteen years and that symbolizes industry leading automotive Web sites that have facilitated millions of car sales for dealers and manufacturers.

I’m pleased to report that we made significant tangible progress in the fourth quarter of 2008 and first quarter of 2009 and that we are continuing to make additional improvements every day. Our net loss was substantially reduced through aggressive cost containment and improved gross margins. Importantly, we settled all outstanding patent ligation, freeing up important monetary and management resources. We finished the first quarter with a very strong cash position and remain debt free. We believe that the strength of our balance sheet provides Autobytel with the flexibility and foundation necessary to succeed in a challenging environment.

While it is too soon to predict future trends in the macro and automotive environment, we are very encouraged by our progress.

A Lean Organization

We have taken a number of steps to optimize the size of our operations, including significantly improving critical business processes and reducing headcount by 60 percent since the beginning of 2008. As a result, operating costs declined by 42 percent in the 2008 fourth quarter when compared with the prior year and declined 14 percent sequentially1. In the first quarter of 2009, operating expenses declined by 52 percent year-over-year2 and 16 percent sequentially3. By the end of 2009, we expect to realize approximately $38 million in annualized operating expense savings when compared to the run rate of operating expenses in the first quarter of 2008, through a number of ongoing initiatives aimed at ensuring our stability. Although revenues declined in 2008 and in the first quarter of 2009 as the result of both macro and Autobytel-specific challenges, our revenue outpaced the performance of the general automotive industry.4 We also showed continued improvement in significantly reducing our cash burn and ended the 2009 first quarter with a solid cash position and the ability to explore new, strategic business opportunities. Most importantly, we are intensely focused on our number one goal, namely, driving toward profitability as quickly and efficiently as possible.

Regrouping … Refocusing … Seeking Opportunities

After a thorough strategic review of the macro environment, our organization and potential opportunities, we refocused our efforts on the core lead referral business that helped build the Autobytel brand. At our heart, we are an automotive marketing services company that helps dealers and manufacturers sell cars. The most efficient way to build on this legacy is by providing dealers and manufacturers with a steady stream of serious, in-market consumers and the tools to help convert those consumers into buyers.

Our attention this year is centered on strengthening our position as a premier automotive lead referral distributor to auto dealers and manufacturers, while seeking opportunities for future growth. To achieve this goal, it is imperative that we continue to maintain and build strong relationships with these important customer groups.

For dealers, we continue to work to maximize the number of high quality leads we’re providing to ensure a high return on investment. We are expanding the breadth and depth of

[1]

Excluding severance costs of $4.8 million, $1.8 million and $0.9 million in the fourth quarter of 2008, third quarter of 2008 and fourth quarter of 2007, respectively, and a non-cash impairment charge of $1.2 million in 4Q08.

[2]	Excluding a $2.7 million credit to expense in both periods related to the company’s patent ligation settlement with Dealix Corporation and $500,000 of severance expense in the first quarter 2009.
[3]	Excluding severance expenses of $500,000 and $4.8 million in the first quarter of 2009 and fourth quarter of 2008, respectively.
[4]	As measured by U.S. new light vehicle sales, which were down by 38% and 11% in 2008 and the first quarter of 2009, respectively.

information available on our Web sites so that well informed, ready-to-buy consumers can be directed to network dealers. We also are working on driving additional consumer traffic to our own Web sites, making them a more substantial source of lead supply, while continuing to build online sponsorships and alliances with other Web sites and Internet automotive information providers. At the same time, we are leveraging our proprietary multiple lead distribution platform to help optimize the placement of leads within our dealer networks.

Expanding relationships with our auto manufacturer customers is equally vital to our future. In addition to providing these OEMs with high quality leads, we continue to offer value-added, innovative marketing programs to help them grow their own organizations.

We are committed to improving the advertising component of our business as a complement to our leads referral business to give both dealers and manufacturers the ability to interact more easily with Internet car shoppers as they make their vehicle purchasing decisions. This will also allow us to take advantage of the high CPMs generated by automotive Web traffic.

In addition to enhancing our new car lead business, the used car market remains a key focus for Autobytel. Much larger, and more profitable, than the new car market, used cars represent a still under tapped sector for us. The latest research shows that as a percentage of total used car ad spending by dealers and manufacturers, online advertising is expected to grow from less than 10% in 2008 to over 17% in the next five years. Private party online advertising is expected to generate similar growth. We have the proper infrastructure in place to build on our used car offering and plan to make it a growth area for us going forward.

Finally, we see a viable opportunity exists to grow our finance lead business, although we have seen a recent decline related to the current credit crunch. Given the state of the economy, we believe increasing numbers of consumers will make vehicle purchase decisions based on financing, rather than vehicle selection, presenting another significant opportunity, particularly as the consumer credit markets begin to improve.

Looking to the Future

While no one knows how long the current recession will last or when the automotive industry will regain its footing, we believe there are some signs of hope that market growth will resume in 2010. The steps we have taken to date, and the initiatives we are currently pursuing, should not only see us through these challenging times, but are designed to allow us to reach sustainable profitability.

We are continuing to examine every area of the company to ensure that we are operating as efficiently as possible. By maintaining a strong cash position and healthy balance sheet, we have the financial flexibility to strengthen and expand our customer relationships and capture growth in the critical Internet used car and finance lead categories, while pursuing new opportunities to grow our business.

While our turnaround has taken longer than any of us would have liked, I am confident that we are now moving quickly in the right direction. The entire team at Autobytel is dedicated to returning our company to profitability. Together, we are looking forward to a bright future.

As you are surely aware, in late April, an unsolicited tender offer was made by Trilogy Enterprises, Inc. to acquire all of the outstanding shares of Autobytel for $0.35 per share. Our Board of Directors has previously determined that this offer is inadequate and recommended to stockholders that they reject the offer and not tender their shares to Trilogy.

Sincerely,

Jeffrey H. Coats

President and Chief Executive Officer

This letter contains forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections about our business and our industry, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievements expressed or implied in or contemplated by the forward-looking statements. Words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “should,” “estimate,” “predict,” “guidance,” “potential,” “continue” or the negative of such terms or other similar expressions, identify forward-looking statements. Our actual results and the timing of events may differ significantly from those discussed in the forward-looking statements as a result of various factors, including but not limited to, those discussed in our annual and quarterly reports filed with the Securities and Exchange Commission under the caption “Risk Factors”. Because of these factors, risks and uncertainties, we caution against placing undue reliance on forward-looking statements. Except to the extent as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date of this letter.

AUTOBYTEL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 25, 2009

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of Autobytel Inc., a Delaware corporation (“Autobytel” or “Company”), will be held at the Hilton Irvine/Orange County Airport, 18800 MacArthur Boulevard, Irvine, California 92612, on Thursday, June 25, 2009, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

1. To elect one Class II Director; and

2. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 29, 2009 as the record date for the determination of the holders of common stock entitled to notice of and to vote at the Annual Meeting.

The Company is enclosing a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. At the Annual Meeting, the Board of Directors intends to present Mark N. Kaplan as a nominee for election to the Board of Directors.

A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the offices of Autobytel, 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400, and will also be available for examination at the Annual Meeting until its adjournment.

PLEASE READ CAREFULLY THE ACCOMPANYING PROXY STATEMENT. AUTOBYTEL INVITES ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY CARD.

By Order of the Board of Directors

Jeffrey H. Coats President and Chief Executive Officer

Irvine, California

April 29, 2009

IMPORTANT

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED TO AUTOBYTEL’S TRANSFER AGENT AT ATTENTION: PROXY SERVICES, C/O COMPUTERSHARE INVESTOR SERVICES, P. O. BOX 43102, PROVIDENCE, RI 02940-5068, TO BE RECEIVED NO LATER THAN JUNE 24, 2009. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO AUTOBYTEL OF FURTHER SOLICITATION, THE COMPANY ASKS YOUR COOPERATION IN MAILING IN YOUR PROXY CARD PROMPTLY.

PROXY STATEMENT

Autobytel Inc.

18872 MacArthur Boulevard, Suite 200

Irvine, California 92612-1400

ANNUAL MEETING

To Be Held on June 25, 2009

THE MEETING

THE ENCLOSED PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF AUTOBYTEL INC., A DELAWARE CORPORATION (“AUTOBYTEL” OR “COMPANY”), FOR USE AT AUTOBYTEL’S 2009 ANNUAL MEETING OF STOCKHOLDERS (“ANNUAL MEETING”) TO BE HELD ON THURSDAY, JUNE 25, 2009 AT 10:00 A.M., PACIFIC DAYLIGHT TIME, AT THE HILTON IRVINE/ORANGE COUNTY AIRPORT, 18800 MACARTHUR BLVD., IRVINE, CALIFORNIA 92612-1400, AND AT ANY AND ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF, FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF STOCKHOLDERS.

This Proxy Statement of Autobytel is being mailed on or about May 11, 2009 to each stockholder of record as of the close of business on April 29, 2009.

Record Date and Outstanding Shares

Autobytel’s Board of Directors has fixed the close of business on April 29, 2009 as the record date for the Annual Meeting. Only holders of record of Autobytel’s common stock at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date there were 45,219,679 shares of common stock outstanding and entitled to vote.

Quorum and Vote Required

The holders of record of a majority in voting interest of the shares of stock of the Company entitled to be voted, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Holders of Autobytel common stock are entitled to one vote for each share held as of the record date on all matters to be voted on. The Company’s Bylaws provide that except as otherwise provided in the Company’s Certificate of Incorporation, in the Bylaws or by law, all matters will be decided by the vote of a majority in voting interest of the stockholders present in person or by proxy and entitled to vote at the Annual Meeting and on the matter. The Bylaws further provide that the persons receiving the greatest number of votes, up to the number of directors then to be elected, will be the persons elected.

Abstentions

Any abstention will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST any proposal considered at the Annual Meeting required to be decided by a vote of a majority in voting interest of the stockholder present in person or by proxy and entitled to vote. Abstentions will not affect the election of the candidate as long as the candidate receives at least one vote in favor of the candidate’s election.

Broker Non-Votes

In the event that a broker, bank, custodian, nominee or other record holder of Autobytel’s common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not affect the election of the candidate who receives the greatest number of votes.

Expenses of Proxy Solicitation

Officers, directors and regular employees of Autobytel may solicit proxies by regular mail, electronic mail, facsimile transmission or personal calls. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses.

Autobytel will pay all of the expenses of soliciting proxies to be voted at the Annual Meeting. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies. They will be reimbursed for their reasonable out-of-pocket expenses incurred in that regard.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Autobytel Board of Directors for use at the Annual Meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Autobytel. All properly signed proxies that Autobytel receives prior to the vote at the Annual Meeting and that are not revoked will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted FOR the nominee for Class II Director.

Autobytel’s Board of Directors does not know of any matter that is not referred to in this Proxy Statement to be presented for action at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Revocability of Proxy

If you are the holder of record for your shares, you may revoke your proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

•	delivering a subsequently signed proxy relating to the same shares and bearing a later date prior to the vote at the Annual Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Recommendation of the Board of Directors

The Board of Directors of Autobytel recommends that Autobytel stockholders vote FOR the election of Mr. Kaplan as a Class II Director.

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 25, 2009: Copies of this Proxy Statement, the form of Proxy and the Company’s Annual Report on Form 10-K are available online at http://www.autobytel.com/proxymaterials

NOMINATION AND ELECTION OF ONE CLASS II DIRECTOR

(PROPOSAL 1)

The persons named in the enclosed proxy card will vote FOR the election of Mark N. Kaplan as a Class II Director unless instructed otherwise in the proxy. Unless another nominee is properly and timely nominated in accordance with the Company’s Bylaws, Mr. Kaplan will be elected as a Class II Director as long as he receives at least one vote for his election. Holders of common stock are not entitled to cumulate their votes in the election of directors. The Class II Director will hold office until the 2012 Annual Meeting of Stockholders and until his successor is duly qualified and elected. Certain information concerning Mr. Kaplan is set forth below.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF MR. KAPLAN.

Although Mr. Kaplan has consented to serve as a director if elected, and the Board of Directors has no reason to believe that he will be unable to serve as a director, if he withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding Autobytel’s directors, including the nominee, is relevant to your consideration of the nominee proposed by the Board of Directors:

Directors

The current directors of Autobytel are as follows:

Name	Age	Position
Michael J. Fuchs	63	Chairman of the Board and Director
Mark R. Ross	63	Vice Chairman and Director
Jeffrey H. Coats	51	President, Chief Executive Officer and Director
Mark N. Kaplan	79	Director
Jeffrey M. Stibel	35	Director
Janet M. Thompson	59	Director

The Board of Directors is divided into three classes, with each class holding office for staggered three-year terms. The term of Class I Directors Jeffrey H. Coats, Mark R. Ross and Jeffrey M. Stibel expires in 2011, the term of the Class II Director Mark N. Kaplan expires in 2009 and the terms of Class III Directors Michael J. Fuchs and Janet M. Thompson expire in 2010. Mr. Kaplan is being nominated for a Class II Director at the Annual Meeting. There are no family relationships among Autobytel’s officers and directors.

Attendance at Meetings and Board Committees

During the fiscal year ended December 31, 2008, the Board of Directors held a total of 12 meetings. Each member of the Board of Directors attended 75% or more of the meetings of the board and of the committees of which the director was a member, with the exception of Mr. Stibel, who recused himself from various board meetings from September 2008 to December 2008 during which time the board considered strategic alternatives for the Company, including the possible sale of the Company. Mr. Stibel recused himself from these meetings due to his affiliation with a potential bidder for the Company. But for meetings he did not attend due to his recusal, Mr. Stibel attended 75% or more of the meetings of the board during the fiscal year ended December 31, 2008. Mr. Stibel was a member of the Company’s Compensation Committee for only one meeting of the committee during the fiscal year ended December 31, 2008, but did not attend that meeting.

The Board of Directors has constituted a Corporate Governance and Nominations Committee, a Compensation Committee and an Audit Committee.

The Corporate Governance and Nominations Committee, which met on seven occasions in 2008 and operates under a charter approved by the Board of Directors, is responsible for:

•	identifying individuals qualified to become directors and selecting director nominees or recommending nominees to the Board of Directors for nomination;

•	recommending nominees for appointment to committees of the Board of Directors;

•	developing and recommending charters of committees of the Board of Directors; and

•	overseeing the corporate governance of Autobytel and, as deemed necessary or desirable from time to time, developing and recommending corporate governance policies to the Board of Directors.

The Corporate Governance and Nominations Committee currently consists of Michael J. Fuchs (Chairman), Mark N. Kaplan and Mark R. Ross. A copy of the charter of the Corporate Governance and Nominations Committee is posted and available on the Corporate Governance link of the Investor Relations section of the Company’s Web site, www.autobytel.com. Information on the Company’s Web site is not incorporated by reference in this Proxy Statement.

The Compensation Committee, which met on 25 occasions in 2008 and operates under a charter approved by the Board of Directors, is responsible for:

•

determining or recommending to the Board of Directors the compensation of the Chief Executive Officer and each other executive officer or any other officer who reports directly to the Chief Executive Officer based on the performance of each officer;

•	making recommendations to the Board of Directors regarding stock option and purchase plans and other equity compensation arrangements;

•	granting equity awards and approving any delegation of such responsibility under certain circumstances; and

•	preparing reports regarding executive compensation for disclosure in Autobytel’s proxy statements or as otherwise required by applicable laws.

The Compensation Committee currently consists of Janet M. Thompson (Chair person), Michael J. Fuchs, Mark N. Kaplan and Jeffrey M. Stibel. Mr. Jeffrey H. Coats was the Chairman of the Compensation Committee during 2008 until his resignation in December 2008 upon becoming the Company’s President and Chief Executive Officer. A copy of the Compensation Committee charter is posted and available on the Corporate Governance link of the Investor Relations section of the Company’s Web site, www.autobytel.com. Information on the Company’s Web site is not incorporated by reference in this Proxy Statement.

The Audit Committee was established by the Board of Directors in accordance with Section 3(a)(38) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). It met on 14 occasions in 2008 and operates under a charter approved by the Board of Directors. The Audit Committee’s primary responsibilities are to:

•	oversee Autobytel’s accounting and financial reporting policies, processes, practices and internal controls;

•	appoint, compensate and oversee the Company’s independent registered public accounting firm;

•	review the quality and objectivity of Autobytel’s independent audit and financial statements; and

•	act as liaison between the Board of Directors and the independent registered public accounting firm.

The Audit Committee currently consists of Mark N. Kaplan (Chairman), Janet M. Thompson and Mark R. Ross. Mr. Jeffrey H. Coats was a member of the Audit Committee during 2008 until his resignation in December 2008 upon becoming the Company’s President and Chief Executive Officer. The Board of Directors has determined that Mr. Kaplan is an “independent director” within the meaning of the listing standards of the NASDAQ Global Market applicable to the Company (Marketplace Rules 4200(a)(15) and 4350(d)) and an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K of the Securities and Exchange Commission (“SEC”). The identification of Mr. Kaplan as an “audit committee financial expert” does not impose on him any duties, obligations or liabilities that are greater than the duties, obligations and liability imposed on him as a member of the Audit Committee in the absence of this identification. A copy of the Audit Committee charter is posted and available on the Corporate Governance link of the Investor Relations section of the Company’s Web site, www.autobytel.com. Information on the Company’s Web site is not incorporated by reference in this Proxy Statement.

All directors attended the 2008 annual meeting of stockholders. Typically, a Board of Directors meeting is scheduled on the date of any annual meeting of stockholders and all directors attend the annual meeting of stockholders.

At a meeting held on September 9, 2008, the Board of Directors established a Special Committee which met on eight occasions in 2008 and consisted of Jeffrey H. Coats (Chairman), Janet M. Thompson, Michael J. Fuchs, Mark R. Ross, and Mark N. Kaplan. The Special Committee operated under resolutions approved by the board and was responsible for overseeing and participating in the Company’s evaluation of its strategic alternatives, including the interface and interaction between the Company and its investment banking and other advisors assisting the Board and the Company’s management in such evaluation.

Independence

All directors, other than existing director Jeffrey H. Coats, and all committee members satisfy the definition of independent director under the listing standards of the NASDAQ Global Market. The current members of the Audit Committee are “independent” under the listing standards of the NASDAQ Global Market and the SEC rules regarding audit committee membership.

Board Nominee Process

The Corporate Governance and Nominations Committee considers candidates for directors suggested by its members and other directors, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board of Directors should notify Autobytel’s Secretary or any member of the Corporate Governance and Nominations Committee in writing with whatever supporting material the stockholder considers appropriate. The Corporate Governance and Nominations Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of Autobytel’s bylaws relating to stockholder nominations as described in “Future Stockholder Proposals” below.

Generally, once the Corporate Governance and Nominations Committee identifies a prospective nominee, the Corporate Governance and Nominations Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on whatever information is provided to the Corporate Governance and Nominations Committee with the recommendation of the prospective candidate, as well as the Corporate Governance and Nominations Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. Generally, the preliminary determination will be based primarily on the need for additional Board of Directors members to fill vacancies or expand the size of the Board of Directors and the likelihood that the prospective nominee can satisfy evaluation factors determined by the Corporate Governance and Nominations Committee to be appropriate from time to time for that evaluation. If the Corporate Governance and Nominations Committee determines, in consultation with the other members of the Board of Directors, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Corporate Governance and Nominations Committee.

The Corporate Governance and Nominations Committee will then evaluate the prospective nominee against factors it considers appropriate from time to time, which currently include:

•	The ability of the prospective nominee to represent the interests of the stockholders of Autobytel;

•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; and

•	The extent to which the prospective nominee would contribute to the range of talent, skill and expertise appropriate for the Board of Directors.

The Corporate Governance and Nominations Committee generally intends to nominate current members of the Board of Directors in the year in which their respective term expires so long as they continue to exhibit the qualities described above and are otherwise qualified to serve as members of the Board of Directors.

The Corporate Governance and Nominations Committee may also consider such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Corporate Governance and Nominations Committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the Corporate Governance and Nominations Committee and others, as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Corporate Governance and Nominations Committee will make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation and report of the Corporate Governance and Nominations Committee.

The nominee for Class II Director herein was nominated by the Board of Directors at the recommendation of the Corporate Governance and Nominations Committee.

Stockholder Communication with the Board of Directors

Stockholders and other parties interested in communicating directly with any director or with the non-management directors as a group may do so by writing to Secretary, Autobytel Inc., 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400. The Company established a process of handling letters received by it addressed to non-management members of the Board of Directors. Under that process, the Secretary reviews all such correspondence and regularly forwards to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or committees thereof or that the Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by Autobytel that is addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of Autobytel’s Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to those matters.

Code of Conduct and Ethics

The Board of Directors adopted a Code of Conduct and Ethics for Employees, Officers and Directors (“Code of Ethics”). The Code of Ethics is applicable to the Company’s employees, officers and directors, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics is posted and available on the Corporate Governance link of the Investor Relations section of the Company’s Web site, www.autobytel.com. The Company intends to post amendments to or waivers from the Code of Ethics (to the extent applicable to the Company’s chief executive officer, principal financial officer or principal accounting officer or directors) at this location on the Company’s Web site. Information on the Company’s Web site is not incorporated by reference in this Proxy Statement.

Nominee for Class II Director

Mark N. Kaplan was elected as a director of Autobytel in June 1998. Mr. Kaplan was a member of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1979 through 1998 and currently is of counsel to that firm. Mr. Kaplan serves on the Board of Directors of the following companies whose shares are publicly traded: American Biltrite Inc. (adhesive-coated, pressure-sensitive papers and films; tile flooring), Congoleum Corporation, Inc. (resilient sheet and tile flooring), and Volt Information Sciences, Inc. (staffing services and telecommunications and information solutions). He also is a Trustee of Bard College, the New York Academy of Medicine and the New York Hall of Science, and he is a member and former Chairman of the New York City Audit Committee. Mr. Kaplan holds an A.B. from Columbia College and a J.D. from Columbia Law School.

Other Directors

Jeffrey H. Coats was elected as a director of Autobytel in August 1996 and was appointed as the Company’s President and Chief Executive Officer on December 11, 2008. Mr. Coats has been a partner of Southgate Alternative Investments, Inc. since November 2007. Mr. Coats has been Executive Chairman of Mikronite Technologies Group Inc. (“Mikronite”), an industrial technology company, since March 2007 and a director thereof since February 2002. From February 2002 to March 2007, Mr. Coats was Chief Executive Officer and President of Mikronite. Since August 2001, Mr. Coats has also been Managing Director of Maverick Associates LLC, a financial consulting and investment company. From July 1999 to July 2001, Mr. Coats was a Founder and Managing Director of TH Lee Global Internet Managers, L.P., a fund focused on making equity investments in e-commerce and Internet-related companies globally. Mr. Coats remains a limited partner of the fund. Mr. Coats served as Managing Director of GE Equity, Inc., a wholly-owned subsidiary of General Electric Capital Corporation, from April 1996 to July 1999. Mr. Coats holds a B.B.A. in Finance from the University of Georgia and an M.B.A. in International Management from the American Graduate School of International Management. Mr. Coats serves on the Board of Directors of Congoleum Corporation (resilient sheet and tile flooring).

Michael J. Fuchs was elected as a director of Autobytel in September 1996 and became Chairman in June 1998. From November 2000 to May 2001, Mr. Fuchs was Chief Executive Officer of MyTurn.com, Inc. and was Interim Chief Executive Officer from April 2000 to October 2000. Mr. Fuchs was a consultant from November 1995 to April 2000. Mr. Fuchs was Chairman and Chief Executive Officer of Home Box Office, a Division of TimeWarner Entertainment Company, L.P., a leading pay-television company, from October 1984 until November 1995, and Chairman and Chief Executive Officer of Warner Music Group, a Division of Time Warner Inc., from May 1995 to November 1995. Mr. Fuchs holds a B.A. from Union College and a J.D. from the New York University School of Law.

Mark R. Ross has been a director of Autobytel since August 2001 and Vice Chairman since April 2005. Mr. Ross was a founding investor and director of Autoweb.com, Inc. from 1996 until its merger with Autobytel in August 2001. Since November 2006, Mr. Ross has been a Managing Director of Mosaic Capital LLC (investment banking). From 1999 until March 2004, Mr. Ross was a Managing Director of Chatsworth Securities, L.L.C., an investment firm. Since May 1996, Mr. Ross has been Managing Director of Cogito Capital Partners, L.L.C., a merchant bank focusing on advising, investing in and raising funds for technology companies. Since May 1984, Mr. Ross has served as President, Chief Executive Officer and a director of On Word Information, Inc. He received a Bachelor of Science degree in finance from Lehigh University and studied at the graduate level in education at the University of Massachusetts.

Jeffrey M. Stibel has been a director of Autobytel since December 2006. Mr. Stibel was appointed President and a member of the Board of Directors of Web.com Group, Inc. in September 2007. Mr. Stibel was President and Chief Executive Officer of Web.com, Inc. from August 2005 to September 2007. From August 2000 to August 2005, Mr. Stibel held executive positions, including General Manager and Senior Vice President at United Online, Inc., a technology company that owns and operates branded Internet service providers and Web services. Mr. Stibel serves on the Board of Brown University’s Entrepreneurship Program and Tufts University’s Gordon Center for Leadership. Mr. Stibel received a Bachelors degree from Tufts University, a Masters degree from Brown University and studied business and brain science at Massachusetts Institute of Technology’s Sloan School of Management and at Brown University, where he was a Brain and Behavior Fellow.

Janet M. Thompson has been a director of Autobytel since March 2008. Ms. Thompson has been Executive Vice President of the Diversified Agency Services Division of Omnicom Group, an advertising firm, since November 2007. Prior to that Ms. Thompson was Vice President, Marketing Nissan and Infiniti Divisions of Nissan North America from July 2004 to September 2007. From July 1999 to July 2004, Ms. Thompson was Chief Executive Officer and President of The Designory, Inc., a marketing firm owned by the Omnicom Group. Ms. Thompson held sales or marketing positions at Mazda Motor of America, Toyota Motor Sales, U.S.A. and Chrysler Corporation from 1972 to 1994. Ms. Thompson received a B.A. in business from Western Michigan University and a M.B.A. from Detroit University.

Independent Registered Public Accountant

On March 24, 2008, the Company engaged Ernst & Young LLP (“E&Y”) as its new independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ended December 31, 2008, and to perform procedures related to the financial statements included in the Company’s quarterly reports on Form 10-Q, beginning with the quarter ending March 31, 2008. The Audit Committee of the Board of Directors of the Company decided to engage E&Y. During the fiscal years ended December 31, 2006 and 2007 and the subsequent interim period preceding E&Y’s engagement, the Company has not consulted with E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee of the Board of Directors has selected E&Y as independent auditors to audit the consolidated financial statements of Autobytel Inc. for the year ending December 31, 2009.

Representatives of E&Y are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

On March 24, 2008, the Company notified McGladrey & Pullen, LLP (“M&P”) that it would not be retained as the independent registered public accounting firm for the Company to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2008. The decision was made by the Audit Committee after discussion with the Board. Representatives of M&P are not expected to be present at the Annual Meeting.

The report issued by M&P on the Company’s financial statements for the fiscal years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

During the Company’s fiscal years ended December 31, 2007 and 2006, and through March 24, 2008, there were no disagreements with M&P on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to M&P’s satisfaction, would have caused M&P to make reference thereto in its report on the Company’s financial statements for those years.

During the fiscal years ended December 31, 2007 and 2006 and through March 24, 2008, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) except for the material weakness disclosed below. As of December 31, 2006, management identified and reported a material weakness in the Company’s internal control over financial reporting. The identified and reported material weakness is described below.

As of December 31, 2006, the Company did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience, and training in the application of generally accepted accounting principles commensurate with the Company’s corporate accounting function. Specifically, the Company lacked an adequate number of accounting staff possessing appropriate knowledge, experience and training in the application of U.S. generally accepted accounting principles to support its Accounts Payable and General Accounting departments within the corporate accounting function. This material weakness resulted in the following as of December 31, 2006:

The Company did not maintain effective controls over its accrued liabilities account. Specifically, the Company’s controls were not adequate to ensure completeness of accrued liabilities relating to fixed assets that were received at the end of December 2006, as well as the accuracy of accrued liabilities related to the recording of prepaid expense transactions at the end of December 2006. This control deficiency resulted in audit adjustments to accrued liabilities, prepaid expenses and the fixed asset accounts within the Company’s 2006 consolidated financial statements.

To address and remediate this material weakness, during 2007 management performed an assessment of the appropriate supervisory and staffing levels, skill sets and experience of the financial staff and then implemented a complete reorganization of the accounting department, including changing personnel where necessary, adding financial analysis disciplines, addressing process improvements and systems. The result has enhanced the design and operating effectiveness of the Company’s internal controls over financial reporting. Management has concluded that the above measures have effectively remediated the material weakness that was identified as of December 31, 2006.

The Company’s Audit Committee discussed the subject matter of this material weakness with M&P and the Company authorized M&P to respond fully to the inquiries of E&Y.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered by E&Y for the year ended December 31, 2008 and M&P for the year ended December 31, 2007 were as follows:

	2008	2007
Audit fees	$1,214,399	$1,433,593
Audit related fees	27,381	343,420
Tax fees	—	—
All other fees	—	88,120

Total	$1,241,780	$1,865,133

Audit Fees

Audit fees consist of fees billed by E&Y and M&P for the year ended December 31, 2008 and 2007, respectively for professional services rendered in connection with the audits of the Company’s annual consolidated financial statements, the reviews of the Company’s internal accounting and reporting controls as required under Section 404 of the Sarbanes-Oxley Act, and the reviews of interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q during 2008 and 2007, respectively.

Audit Related Fees

Audit related fees billed by E&Y for the year ended December 31, 2008 were related to professional services rendered in association with the Company’s goodwill impairment analysis. The audit related fees billed by M&P for the year ended December 31, 2007 were for professional services rendered in association with the sale of certain assets and liabilities of the Company’s AVV, Inc. business and Automotive Information Center data operations, the sale of the Company’s Retention Performance Marketing, Inc. subsidiary, SEC comment letters, and contracts review. Other than for the services described above, there were no audit related fees billed by E&Y or M&P in 2008 and 2007, respectively.

All Other Fees

There were no other fees billed by E&Y for other professional services in 2008. All other fees billed by M&P for the year ended December 31, 2007 were for professional services rendered in association with the review of performance stock options, FASB Interpretation No. 48, and a Registration Statement on Form S-8 filed with the SEC. There were no other fees billed by M&P for other services in 2007.

The Audit Committee has determined that the services rendered above are compatible with maintaining E&Y’s and M&P’s audit independence.

Pre-Approval Policy

Under its charter, the Audit Committee is required to pre-approve all audit (including the annual audit engagement letter with the independent registered public accounting firm) and permitted non-audit services (including the fees and terms thereof) provided to the Company by the Company’s independent registered public accounting firm, subject to the de minimis exception for non-audit services as described in the Securities Exchange Act. The Audit Committee consults with management with respect to pre-approval, including whether the provision of permitted non-audit services is compatible with maintaining the registered public accounting firm’s independence, and may not delegate these responsibilities to management. The Audit Committee may delegate to any member or members of the Audit Committee the power to grant any pre-approval, provided that the pre-approval is reported to the Audit Committee at the next scheduled Audit Committee meeting.

Each member of the Audit Committee has the authority to approve fees for services by E&Y of up to $50,000. Any approved fees may be exceeded by no more than 20% without seeking further approval even if the total amount of those fees, including the excess, exceeds $50,000. This authority is delegated first to Mark N. Kaplan and then to Mark R. Ross. Any approval by a member of the Audit Committee is required to be reported to the Audit Committee at the next regularly scheduled meeting of the Audit Committee. All fees for services by E&Y and M&P during 2008 and 2007 respectively were approved by the Audit Committee.

From time to time, the Audit Committee pre-approves fees and services up to a maximum amount for future services relating to recurring tax matters and securities filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the calculation of beneficial ownership of the common stock as of April 28, 2009, by all persons known by Autobytel to be beneficial owners of more than five percent (5%) of the common stock of Autobytel, each director and nominee, each of the Named Executive Officers identified in the section of this Proxy Statement entitled “Executive Compensation-Summary Compensation,” and all directors and executive officers (including the Named Executive Officers) as a group. The “Number of Shares Beneficially Owned” is based on 45,219,679 outstanding shares of common stock as of April 28, 2009. Shares of common stock are deemed to be outstanding and to be beneficially owned by the person listed below for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person, if that person has the right to acquire beneficial ownership of such shares within 60 days of April 28, 2009, through the exercise of any option, warrant or other right or the conversion of any security, or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account, or similar arrangement. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of Autobytel common stock beneficially owned by them subject to community property laws, where applicable. The information with respect to each person specified is as supplied or confirmed by that person, based upon statements filed with the SEC, or based upon the actual knowledge of Autobytel.

	Shares Beneficially Owned
Name of Beneficial Owner:	Number	Percentage
Coghill Capital Management, L.L.C. One North Wacker Drive, Suite 4350, Chicago, IL 60606(1)	8,118,410	18.0%
Morgan Stanley 1585 Broadway, New York, NY 10036(2)	3,894,044	8.6%
Dimensional Fund Advisors LP Palisades West Building One, 6300 Bee Cave Road, Austin, TX 78746(3)	3,402,540	7.5%
Versata Enterprises, Inc. 6011 West Courtyard Drive, Suite 300, Austin Texas 78730(4)	3,346,003	7.4%
BC Advisors, LLC 300 Crescent Court, Suite 1111, Dallas, Texas 75201(5)	3,052,791	6.8%
Raging Capital Management, LLC 254 Witherspoon Street, Princeton, New Jersey 08542(6)	2,322,958	5.1%
Russell L. Bartlett	—	—
Jeffrey H. Coats(7)	131,850	*
Michael J. Fuchs(8)	370,952	*
Glenn E. Fuller(9)	116,663	*
Mark A. Garms(10)	383,987	*
Monty A. Houdeshell(11)	475,000	1.1%
Mark N. Kaplan(12)	160,031	*
James E. Riesenbach(13)	835,000	1.8%
Jonathan H. Rosen	—	—
Mark R. Ross(14)	521,790	1.2%
Jeffrey M. Stibel(15)	55,000	*
Janet M. Thompson(16)	30,000	*
All executive officers, including Named Executive Officers, and directors as a group (14 persons )(17)	3,262,140	7.2%

*	Less than 1%.
(1)	Represents 8,118,410 shares held in the account of CCM Master Qualified Fund, Ltd. managed by Coghill Capital Management, L.L.C. Clint D. Coghill may be deemed to be the beneficial owner of such shares by virtue of his role as managing member of Coghill Capital Management, L.L.C. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Amendment No. 4 to Schedule 13G filed with the SEC on January 21, 2009.
(2)	Sole voting power and sole dispositive power with respect to all of such 3,894,044 shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Amendment No. 3 to Schedule 13G filed with the SEC on February 17, 2009.
(3)

Represents 3,402,540 shares held by Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds. Dimensional disclaims beneficial ownership of those securities. All the information presented in this Item with respect to such beneficial owners was extracted solely from the Amendment No. 3 to Schedule 13G filed with the SEC on February 9, 2009.

(4)	Represents 3,346,003 shares held by Versata Enterprises, Inc., a provider of enterprise software products and services, and a wholly owned subsidiary of Trilogy, Inc. Trilogy may be deemed to control Versata and beneficially own securities owned by Versata. Joseph A. Liemandt (i) is an officer and a director of Versata and the President, Chief Executive Officer, and Chairman of the Board of Directors of Trilogy and (ii) may be deemed to control each of Versata and Trilogy and beneficially own securities owned by each of Versata and Trilogy. The present principal occupation of Mr. Liemandt is serving as the President, Chief Executive Officer and Chairman of the Board of Directors of Trilogy. All of the information presented in this Item with respect to these beneficial owner was extracted solely from the Amendment No. 1 to Schedule 13D filed with the SEC on December 12, 2008 and Schedule 13D filed with the SEC on November 24, 2008.
(5)	Represents 3,052,791 shares held by SRB Management, L.P., a Texas limited partnership (“SRB Management”), for the account of (1) SRB Greenway Capital, L.P., a Texas limited partnership (“SRBLP”), (2) SRB Greenway Capital (Q.P.), L.P., a Texas limited partnership (“SRBQP”) and (3) SRB Greenway Offshore Operating Fund, L.P., a Cayman Islands limited partnership (“SRB Offshore”), SRB Greenway Opportunity Fund, L.P., a Texas limited partnership (“SRBOLP”), and SRB Greenway Opportunity Fund (QP), L.P., a Texas limited partnership (“SRBOQP”, and together with SRBQP, SRBLP, SRB Offshore, SRBOLP, and SRBOQP, the “Greenway Funds”) and by Steven R. Becker individually. SRB Management is the general partner of each of the Greenway Funds. BC Advisors, LLC, a Texas limited liability company (“BCA”), is the general partner of SRB Management. Steven R. Becker is the sole member of BCA. All the information presented in this Item with respect to these beneficial owners was extracted solely from the Amendment No. 3 to Schedule 13G filed with the SEC on February 17, 2009.
(6)	Represents 2,322,958 shares held by Raging Capital Management, LLC a Delaware limited liability company and by William C. Martin individually.
(7)	Includes 121,500 shares issuable upon exercise of options exercisable within 60 days of April 28, 2009.
(8)	Includes 130,898 shares issuable upon exercise of options exercisable within 60 days of April 28, 2009.
(9)	Includes 93,747 shares issuable upon exercise of options exercisable within 60 days of April 28, 2009.
(10)	Includes 330,944 shares issuable upon exercise of options exercisable within 60 days of April 28, 2009.
(11)	Includes 125,000 shares held by the M/K Houdeshell Community Property Trust (Mr. Houdeshell and his spouse, as trustees, have shared voting authority over such shares), 100,000 shares held by the Monty Houdeshell Trust and 250,000 shares issuable upon exercise of options exercisable within 60 days of April 28, 2009.
(12)	Includes 146,531 shares issuable upon exercise of options exercisable within 60 days of April 28, 2009.
(13)	Includes 800,000 shares issuable upon exercise of options exercisable within 60 days of April 28, 2009.
(14)	Includes an aggregate of 400,382 shares held by On Word Information, Inc., of which Mr. Ross is a director, 14,408 shares jointly owned by Mr. Ross and his spouse and 107,000 shares issuable upon exercise of options exercisable within 60 days of April 28, 2009.
(15)	Includes 35,000 shares issuable upon exercise of options exercisable within 60 days of April 28, 2009.
(16)	Represents 30,000 shares issuable upon exercise of options exercisable within 60 days of April 28, 2009.
(17)	Includes 2,131,962 shares issuable upon exercise of options exercisable within 60 days of April 28, 2009.

MANAGEMENT

Executive Officers

The current executive officers of Autobytel are as follows:

Name	Age	Position
Jeffrey H. Coats	51	President, Chief Executive Officer and Director
Mark A. Garms	44	Executive Vice President and Chief Operating Officer
Glenn E. Fuller	54	Executive Vice President, Chief Legal and Administrative Officer and Secretary
Curtis E. DeWalt	54	Senior Vice President and Chief Financial Officer
Richard X. Szatkowski	53	Senior Vice President, Advertising and Business Development

For information concerning Mr. Coats, who is also a director, see the section above entitled “Nomination and Election of One Class II Director– Other Directors.”

Mark A. Garms joined Autobytel as Director of Consumer Experience in February 2002, and was promoted to Vice President, Dealer Operations and Strategy in June 2004, Senior Vice President, Dealer Operations in September 2004, Senior Vice President, Dealer Operations and Strategy in July 2005, Senior Vice President and Chief Operating Officer in December 2008, and Executive Vice President and Chief Operating Officer as of January 19, 2009. Prior to joining Autobytel, Mr. Garms was Vice President of Client Services for SourceTrack (software), where he was responsible for client implementation and servicing from 2000 to 2001. Mr. Garms was with T. Rowe Price Services, the Baltimore based mutual fund company from October 1988 through December 1999, most recently as a Vice President and Department Manager, assisting in the start up of Customer Operations Centers in Tampa and Colorado Springs. Mr. Garms received a B.A. from Ambassador College.

Glenn E. Fuller joined Autobytel as Vice President, Legal Affairs in October 2006 and was promoted to Senior Vice President, Chief Legal Officer and Secretary in April 2008, Senior Vice President, Chief Legal and Administrative Officer and Secretary in December 2008, and Executive Vice President, Chief Legal and Administrative Officer and Secretary as of January 19, 2009. Prior to joining Autobytel, Mr. Fuller was in private legal practice from August 2002 to October 2006, and from June 1996 to July 2002, served as Senior Vice President, Chief Legal Officer and General Counsel of Freedom Communications, Inc. (newspapers, television stations and other media). From April 1994 to June 1996, Mr. Fuller was of counsel to Gibson, Dunn & Crutcher LLP (law firm) and was associated with that firm from September 1980 to May 1987. Mr. Fuller was a partner in the law firm of Pettis, Tester, Kruse & Krinsky from January 1988 to December 1992 and employed as an attorney at that firm from May 1987 to December 1987 and from January 1993 to June 1993. From July 1993 to January 1994, Mr. Fuller was Executive Vice President and General Counsel of Airline Computerized Ticketing (airline ticketing). Mr. Fuller received a B.A. degree from California State University at Long Beach and his J.D. degree from the University of Southern California.

Curtis E. DeWalt joined Autobytel as Vice President, Finance in October 2007, was appointed Vice President and Controller in November 2007 Senior Vice President, Finance and Controller in December 2008 and Senior Vice President and Chief Financial Officer in March 2009. Prior to joining Autobytel, Mr. DeWalt served as Vice President, Finance and Accounting of Roth Staffing Companies, Inc., from August 2006 to October 2007. From July 2003 to August 2006, he also served as Assistant Vice President, Accounting at Remedy Temp, Inc. From 1990 to 2003, Mr. DeWalt was with a business unit of Saint-Gobain Ceramics & Plastics Inc. serving in various positions, including Controller of the Performance Plastics business unit (formerly Furon) and Director, Finance and Information Systems at Industrial Ceramics-Corhart Refractories Inc. Prior to 1990, he held various financial positions with The Pittston Company’s Brink’s Inc. and Burlington Air Express (BAX Global) subsidiaries. Mr. DeWalt received a Masters of Business Administration, Finance from Sacred Heart University in Connecticut and a Bachelor of Science in Business Administration from Bryant University in Rhode Island.

Richard X. Szatkowski joined Autobytel as Vice President, Business Development in May 2007 and was appointed Senior Vice President, Business Development and Advertising in December 2008 and designated as an executive officer of the Company effective April 1, 2009. Prior to joining Autobytel, Mr. Szatkowski was Vice President, Business Development for Neomedia Technologies from October 2005 to May 2007. From April 2003 to October 2005, he was Senior Vice President and General Manager of two business units and served in a corporate development role for Miva/Findwhat.com. From September 2001 to April 2003, Mr. Szatkowski was President and Chief Executive Officer of Alluna Group, a consulting company. From March 2000 to September 2001, he was Executive Vice President and General Manager and Vice President, Business Development at Neomedia Technologies. From January 1999 to March 2000, Mr. Szatkowski was President and Chief Executive Officer of Fischer International Systems Corp. From April 1998 to December 1998, he was SVP Product Solutions for Alltel Information Systems. From April 1995 to April 1998, Mr. Szatkowski was SVP, Engineering and Product Development at Checkmate Electronics (now Ingenio). From May 1985 to April 1995, he held various positions at Digital Communication Associates, Inc. (now Attachmate) including Vice

President, Product Development and Vice President, Operations. Prior to 1985, he had various operational roles with Chromatics (now Barco) and Wescom. Mr. Szatkowski received a Masters of Business Administration from Georgia State University in Atlanta with undergraduate studies at Roger Williams University and University of Illinois.

All of the executive officers named in the management table above served as executive officers during 2008, other than Mr. DeWalt, who became an executive officer as of March 1, 2009, and Mr. Szatkowski, who became an executive officer as of April 1, 2009.

All executive officers of Autobytel are chosen by the Board of Directors and serve at its discretion, except that Jeffrey H. Coats has an employment agreement expiring on April 2, 2012.

Executive Compensation

Compensation Discussion and Analysis

General Compensation Philosophy and Objectives. The role of the Compensation Committee is to set the salaries and other compensation of the executive officers (including the executive officers named in the 2008 Summary Compensation table included in this Proxy Statement) and any other officer who reports to the Chief Executive Officer, and to make grants under, and to administer, the stock option, restricted stock and other employee purchase and annual incentive bonus plans.

The Company’s compensation philosophy for executive officers is to relate compensation to corporate performance and efforts to increase stockholder value, while providing a total compensation opportunity that is competitive and enables the Company to attract, motivate, reward and retain key executives and employees. Accordingly, each executive officer’s compensation package is typically comprised of the following three elements:

•

base salary that is designed primarily to reflect individual responsibilities and be competitive with base salary levels at technology companies that are of comparable size to the Company and with which the Company competes for executive personnel;

•	annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise; and

•

long-term stock-based incentive awards, which strengthen the mutuality of interests between the executive officers and the Company’s stockholders and retain them through a continued service requirement.

Additionally, the Company’s named executive officers may also be entitled to severance payments in the event of termination of employment and other benefits and perquisites, which are discussed below.

Compensation decisions are designed to promote the Company’s business objectives and strategy and enable the Company to attract, retain and motivate qualified executive officers who are able to contribute to the Company’s long-term success. Among the factors considered by the Company in determining executive officer compensation are the ability to recruit individuals with the necessary talents and the need to retain and motivate the Company’s executive officers. The Company considers the competitive market for executives in setting each element of compensation indicated above. However, the Company does not attempt to set each compensation element for each executive within a particular range related to levels provided by comparable companies. Rather, the Company uses market comparisons as one factor in making compensation decisions. The Company also considers other factors in making individual executive compensation decisions, including individual contribution and performance, management skills, internal pay equity, the undertaking of new roles and responsibilities, importance of the executive’s role and responsibilities to the Company’s future success and the executive’s experience, including prior work experience, length of service to the Company, leadership and growth potential.

Under the Company’s compensation structure, the mix of base annual salary, annual variable performance awards and long-term stock-based incentive awards varies depending upon level of responsibility and experience. In allocating compensation among these elements, the Company believes that the compensation of members of senior management, who have the greatest ability to influence the Company’s performance, should have a greater proportion of their compensation based on company performance than lower levels of management. There is, however, no pre-established policy for the allocation between either cash and non-cash or short-term and long-term compensation. The mix of compensation determined by the Company is between base salary compensation and bonus compensation. Long term equity incentive compensation is determined separately and may not be awarded every year.

Periodically, the Compensation Committee consults with Frederic W. Cook & Co., Inc. (“Frederic Cook”), the Compensation Committee’s independent compensation consultant, regarding executive compensation decisions. In addition, periodically, Frederic Cook provides the Compensation Committee with market data and compensation alternatives for consideration. The Compensation Committee directly engaged Frederic Cook and the Company’s executive officers did not participate in the selection of Frederic Cook, except that prior to Mr. Coats’ employment as the Company’s President and Chief Executive Officer, Mr. Coats was a member of the Compensation Committee that selected Frederic Cook for various consulting projects.

In 2008, the Company determined the compensation of the Company’s Named Executive Officers (as identified below under the section of this Proxy Statement entitled “Summary Compensation”) in accordance with the compensation principles described above. These decisions were made in the context of the strategic initiatives that the Company continued to implement, including a shift during the year from transitioning the Company’s business toward a media centric business model to refocusing on the Company’s core automotive leads business, and the Company’s evaluation of strategic alternatives, including the possible sale of the Company, and cost reduction initiatives. In light of this dynamic business environment, 2008 compensation decisions and design emphasized the need to recruit, retain and motivate senior management. Compensation decisions made in 2009 are also discussed below.

Base Annual Salary. The objective of base salary is to secure the services of the Company’s executive officers and reflect job responsibilities, individual performance, market competitiveness, the value of such services to the Company’s business and the size of the Company’s business. Salaries for executive officers are generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as, competitive market information. The Compensation Committee also considers the recommendations of the Chief Executive Officer (except in the case of his own compensation). The Chief Executive Officer is not present during any voting or deliberations by the Compensation Committee with respect to his compensation.

2009 Decisions. The compensation terms of the employment agreement with Jeffery H. Coats, the Company’s President and Chief Executive Officer, were determined by the Compensation Committee, in part, based on consultation with Frederic Cook. In determining Mr. Coats’ compensation, compensation levels of the following technology companies with market capitalization under $90 million deemed comparable to Autobytel by Frederic Cook were considered: Imergent, Chordiant Software, Easylink Services, Thestreet.com, Liverperson, Kana Software, LookSmart, Spark Networks, Soundbite Comm., InsWeb Corp., Broadvision, I-Many, Local.com and Zix Corp. In addition, the following “troubled” companies that hired an outside Board member to be Chief Executive Officer following significant share price declines were considered (“troubled” companies were defined by Frederic Cook as companies that had shareholder return of negative 50% or lower at the time of the hire and had a median market cap of $34M): CalAmp, Concurrent Computer, Conexant Systems, iGo, Lantronix, Openwave Systems, Quepasa, Rackable Systems, Sourceforge and Trident Microsystems. Based on these data, the Compensation Committee set Mr. Coats’ base annual salary at $420,000.

Prior to joining the Company as its President and Chief Executive Officer, Mr. Coats, through Maverick Associates LLC, Mr. Coats’ wholly-owned company, provided consulting services to the Company during 2008 in connection with the Company’s evaluation of its strategic alternatives and its development and implementation of cost reduction initiatives. The Compensation Committee approved the payment of $70,000 to Mr. Coats in April 2009 as payment for these consulting services for two months. The payment amount was based on Mr. Coats’ base annual salary.

The current base annual salaries for Mr. Mark Garms and Mr. Glenn Fuller, the Company’s other current executive officers (as identified below as Named Executive Officers under the section of this Proxy Statement entitled “Summary Compensation”), were determined by the Compensation Committee after reviewing proprietary survey data provided by Frederic Cook to Mr. Coats. Increases in the base annual salaries for Messrs. Garms and Fuller reflected their increased duties and responsibilities resulting from promotions and consolidation of positions.

2008 Decisions. The 2008 base annual salary of Jeffrey H. Coats, the Company’s President and Chief Executive Officer, commencing upon his appointment to the position effective December 11, 2008 was determined by the Compensation Committee based upon the base annual salary paid to James E. Riesenbach, the Company’s former President and Chief Executive Officer. The base annual salary of other executives for 2008 was determined by the Compensation Committee, in part, based on the advice of the Chief Executive Officer.

The compensation of Mr. Riesenbach, the Company’s President and Chief Executive Officer during 2008 until his termination date on December 10, 2008, was based on the terms of his employment agreement and Company performance. Mr. Riesenbach was hired as President and Chief Executive Officer effective March 20, 2006 at a base annual salary of $425,000. The compensation terms of Monty Houdeshell, the Company’s Chief Financial Officer during 2008, were determined by the Compensation Committee, in part, based on information provided by the Chief Executive Officer obtained from third party sources. Mr. Houdeshell was hired as Executive Vice President, Finance on January 30, 2007 and became Executive Vice President and Chief Financial Officer in March 2007. Mr. Houdeshell was hired at a base annual salary of $300,000.

Annual Non-Equity Incentive and Discretionary Awards/Bonuses. The Company’s compensation structure provides for an annual cash bonus pursuant to annual incentive compensation plans established each year (“Annual Incentive Compensation Plans”). Annual Incentive Compensation Plans are generally performance based but are not contractual and all awards are ultimately made at the sole discretion of the Compensation Committee. The objective of the bonuses under these plans is to enhance retention and motivate individuals to achieve specific goals established by the Compensation Committee. These goals may consist of either or both (i) individual goals that are intended to advance the Company’s business and create long-term stockholder value and (ii) Company-wide performance goals. The Compensation Committee from time to time also considers various other discretionary or incentive compensation alternatives for the Company’s executives.

The annual bonus process for named executive officers involves (i) setting company-wide performance goals for the year, (ii) setting individual performance goals, if the Compensation Committee elects to allocate any target bonus amount to individual performance goals for the particular year; (iii) setting target bonus for each individual and the allocation of the target bonus between company-wide performance goals and individual performance goals; (iv) measuring actual company-wide and individual performance against company-wide and individual goals and (v) considering unique or unforeseen circumstances or events and other performance considerations affecting company-wide and individual performance during the year.

Typically, in the first quarter of each fiscal year, the Compensation Committee, with the participation of the Chief Executive Officer, sets compensation performance goals for the Company for the year. Generally, 50% or higher of the bonus for each named executive officer has been based upon the attainment of Company-wide performance goals, which reflects the Company’s belief that executive officers are accountable for the Company’s overall operating performance. The Company believes that this is an appropriate and reasonable allocation that aligns the bonus of these officers with Company-wide performance.

If the Compensation Committee elects to allocate any portion of named executive officers’ target bonus amounts to individual performance assessments, the Compensation Committee would set the individual performance goals for the Chief Executive Officer, and the Chief Executive Officer would set the individual performance goals for the other named executive officers. Generally, 50% or lower of the bonus for each named executive officer has been based upon individual performance goals to make executive officers accountable for achieving business objectives. The Company believes this is an appropriate and reasonable allocation that aligns the bonus of such officers with individual performance. The individual performance goals are based on and reflect each individual’s responsibilities and, to the extent applicable, contribution to revenue, and may at times include such factors as leadership, team work, growth initiatives and other activities that are considered important to contributing to the long-term performance of the Company.

The Company establishes a target bonus amount for each named executive officer based on a percentage of base salary. The target bonus percentages are between 45% and 70% of base salary for named executive officers other than the Chief Executive Officer. The Company believes this is a meaningful incentive to achieve the bonus plan goals and an appropriate and reasonable allocation to performance-based cash compensation to motivate executive officers.

For Company-wide goals, the Compensation Committee may adopt a formula that establishes a payout range based on the level of performance attained. If adopted by the Compensation Committee for a particular plan year, the formula determines the percentage of the target bonus to be paid, based on a percentage of goal achievement, with a minimum below which no payment is made and a maximum beyond which no additional bonus is paid. In determining the extent to which the performance goals are met for a given period, the Compensation Committee exercises its judgment whether to reflect or exclude specific circumstances facing the Company during the year as well as the impact of unusual or infrequently occurring events or other particular circumstances affecting the Company’s business, changes in accounting principles, acquisitions, dispositions, impairment of assets, restructuring charges and litigation costs and successes, and may also consider the relative risks in achieving the goals reflected in the Company’s annual operating plan.

Generally, after the end of each fiscal year, the Compensation Committee reviews the Company’s actual performance against the previously established Company-wide performance goals. The Compensation Committee also evaluates the performance of the Chief Executive Officer against the individual goals set at the outset of the year, if individual goals were established for such year. In addition, based upon the recommendation of the Chief Executive Officer (for officers other than himself), the Compensation Committee evaluates performance against the individual goals set at the outset of the year for the other named executive officers, if individual goals were established for such year. The Compensation Committee may use discretion in awarding annual incentive compensation. If an executive officer performs at a higher level than expected, the executive may be rewarded with a higher level of bonus compensation than originally targeted. Similarly, if performance is below expectations, the executive officer’s bonus compensation may be lower than target or there may be no bonus compensation. This process allows bonus decisions to take into account each named executive officer’s personal performance and contribution during the year.

2009 Decisions. For 2009, the Compensation Committee has determined that the Chief Executive Officer is eligible to earn an annual incentive bonus of up to 80% of his base annual salary. The Committee has also established that at least 50% of Mr. Coats’ target annual incentive bonus will be based upon the Company achieving one or more key cash flow measures under the Company’s 2009 operating plan and that the other 50% will be based on subjective assessment of the Chief Executive Officer’s performance during the year, which may include performance versus individual objectives that have not yet been set. As of the date of this Proxy Statement, the Company has not yet finalized the 2009 Annual Incentive Compensation Plan structure for other named executive officers, except that the target bonus opportunities for Messrs. Garms and Fuller were set at 70% of their base annual salaries.

2008 Decisions. The Company-wide performance goals for the 2008 Annual Incentive Compensation Plan, each weighted at 25%, were (i) reaching revenue and expense levels across all businesses to achieve profitability and cash flow break-even and profitability by the end of 2008, (ii) improving infrastructure and operational efficiency to support cash flow break-even or profitability by the end of 2008, (iii) growing audience and consumer engagement for MyRide.com by the end of 2008, with the long-term goal of being the leading online destination and brand that helps consumers research, buy and own an automobile and (iv) launching or growing new revenue-generating products for 2008 (“2008 Company Goals”). The target bonus opportunities for 2008 for named executive officers (other than Messrs. Coats and Bartlett who were not eligible to participate in the 2008 Annual Incentive Compensation Plan) were set by the Compensation Committee as percentages of their respective base annual salaries. The target bonus opportunities for Messrs. Riesenbach, Houdeshell, Garms, Fuller and Rosen were 100%, 60%, 45%, 45% and 45%, respectively. Mr. Riesenbach’s target bonus was allocated 100% to achievement of the 2008 Company Goals. Messrs. Houdeshell’s and Fuller’s target bonus opportunities were allocated 75% to achievement of the 2008 Company Goals and 25% to individual performance components that were designed to support the achievement of the 2008 Company Goals. Messrs. Garms’ and Rosen’s target bonus opportunities were allocated 37.5% to the achievement of the 2008 Company Goals, 37.5% to the achievement of their respective divisional goals (the Company’s leads business in the case of Mr. Garms and the Company’s advertising business in the case of Mr. Rosen), which were components of the 2008 Company Goals; and 25% to individual performance components that were designed to support the achievement of the 2008 Company Goals.

The Company failed to achieve any of the 2008 Company Goals, so in January 2009 the Compensation Committee elected not to pay any bonuses under the 2008 Annual Incentive Compensation Plan. Instead, the Committee approved a retention payment to all eligible employees equal to 100% of the percentage of their target bonus opportunities allocated to the individual performance component of their awards under the 2008 Annual Incentive Compensation Plan. In arriving at this decision, the Compensation Committee considered reductions in force and related severance payouts by the Company during 2008; the recognition that retained employees are key to the Company’s continued operations; retained employee morale; the impact on the individual performance goals review process resulting from reductions in force involving supervisory personnel during 2008; the Company’s decision to evaluate strategic alternatives, including the possible sale of the Company; and retention payments guaranteed to certain officers of the Company under the Company’s retention program implemented in 2008 in lieu of bonus payments under the 2008 Annual Incentive Compensation Plan.

In light of the Company’s evaluation of strategic alternatives in 2008, including the possible sale of the Company, the Company implemented a retention plan in September 2008 pursuant to which Messrs. Mark Garms and Glenn Fuller were guaranteed retention payments of amounts equal to 100% of their targeted bonuses under the 2008 Annual Incentive Plan in lieu of any bonus payments under the 2008 Annual Incentive Compensation Plan. Mr. Garms received a retention payment equal to $108,000 and Mr. Fuller received a retention payment equal to $103,500. These payments were made to Messrs. Garms and Fuller in February 2009.

Neither Mr. Riesenbach nor Mr. Rosen received any payments under the 2008 Annual Incentive Compensation Plan nor any retention payment. Mr. Houdeshell received a retention payment in the amount of $45,000, which payment was made in February 2009.

Long-Term Equity Incentive Awards. The Company believes that equity-based compensation in the form of stock options or restricted stock link the interests of executive officers with the long-term interests of the Company’s stockholders, support a pay-for-performance culture, foster employee stock ownership, focuses the management team on increasing value for the stockholders, and encourages executive officers to remain in the Company’s employ. In addition, stock options and restricted stock help to provide a long-term balance to the overall compensation program. While cash bonus payments are focused on short-term performance, the multi-year vesting schedule of stock options and the forfeiture restrictions on restricted stock create incentive for increases in stockholder value over a longer term. The Company believes that equity-based compensation in the form of stock options or restricted stock are an effective compensation element and serve as an appropriate and reasonable motivational and retention tool.

Stock options generally have value for executive officers only if the price of the Company’s shares of common stock increases above the closing price of a share of common stock on the grant date and the officer remains in the Company’s employ for the period required for the options granted to such person to vest. The Company views stock options as performance based because they require the stock price to increase in order for the recipient to realize value from the stock options. The vesting period also encourages executive retention and the preservation and enhancement of stockholder value. Restricted stock that is subject to forfeiture in the event an executive officer leaves the Company prior to the lapse of the forfeiture restrictions provide similar retention and long-term motivational effects. The Company views restricted shares as primarily employment retention incentives because they are valuable as long as Autobytel’s common stock has value.

The level of long-term incentive compensation is determined based on an evaluation of competitive factors, the position and level of responsibility of each executive officer, the Company’s belief that stock options should be a significant part of the total mix of executive compensation and the goals of the compensation objectives described above. The long-term incentive compensation grant practice has been to provide stock options with exercise prices of not less than fair market value of the Company’s stock on the date of grant. In general, options vest ratably over one to three years, based on continued employment. New option grants typically have a term of ten years. Depending on the circumstances, in establishing grant levels, the Company may consider the equity ownership levels of the recipients, exercise prices of existing grants or prior grants that are fully vested.

Stock options typically have been granted to executive officers when the executive first joins the Company and upon promotions to more senior executive positions. At the discretion of the Compensation Committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with the Company and to strive to increase the value of the Company’s common stock. The number of shares subject to each stock option granted is within the discretion of the Compensation Committee and is based on anticipated future contribution and ability to impact the Company’s results, past performance or consistency within the officer’s internal pay level. The Compensation Committee considers these factors, as well as applicable contractual requirements, the value of long-term incentive grants, share usage tax impact, leverage and stockholder dilution. Stock options granted to employees generally have a term of ten years, vest and become exercisable over a three-year period and are generally granted at a price that is equal to the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant.

The Compensation Committee approves all stock options, subject to limited delegation to the Non-Executive Stock Option Committee which consists of the Company’s Chief Executive Officer. Generally, option grants to new hires who are officers are approved prior to the date of hire and granted on the date of hire.

2009 Decisions. As described in more detail above under the section entitled “Base Annual Salary-2009 Decisions,” the compensation terms of the employment agreement with Jeffery H. Coats were determined by the Compensation Committee, in part, based on consultation with Frederic Cook. Based on its survey, Frederic Cook recommended the granting of 1,000,000 options to Mr. Coats, which was the median hiring award for new hire chief executive officers at the troubled companies included in the Frederic Cook survey measured as a percent of shares outstanding and was also consistent with Autobytel’s hiring award for its former chief executive officer. Based on this recommendation, the Compensation Committee approved the granting of 1,000,000 options to Mr. Coats at an exercise price of $.35, which was higher than the closing price of the Company’s common stock on the NASDAQ Global Market on the grant date. This $.35 exercise price was the same exercise price for options granted on March 3, 2009 to other named executive officers. The terms and conditions of these options are described below in the section of this Proxy Statement entitled “Employment Agreements-Current Named Executive Officer- Jeffrey H. Coats.”

Stock option grants to Mr. Mark Garms and Mr. Glenn Fuller in March 2009 were determined by the Compensation Committee. After considering the Chief Executive Officer’s recommendation, the Compensation Committee approved the grant of 125,000 and 87,500, options to Mr. Garms and Mr. Fuller, respectively. The terms and conditions of these options granted to Messrs. Garms and Fuller are described below in the sections of this Proxy Statement entitled “Employment Agreements-Current Named Executive Officer- Mark A. Garms” and “Employment Agreements-Current Named Executive Officer- Glenn E. Fuller.” These option grants reflected their increased duties and responsibilities resulting from promotions and consolidation of positions.

2008 Decisions. In connection with the Company’s evaluation of strategic alternatives in 2008, including the possible sale of the Company, the Compensation Committee and the Board of Directors determined that there was a need to implement a Company-wide retention program for employees. In connection with the Company’s retention program implemented on September 29, 2008, Mr. Garms was awarded 50,000 shares of restricted stock and granted 150,000 stock options, and Mr. Fuller was awarded 25,000 shares of restricted stock and granted 100,000 options. The terms and conditions of these restricted shares and options awarded and granted to Messrs. Garms and Fuller are described below in the sections of this Proxy Statement entitled “Employment Agreements-Current Named Executive Officer- Mark A. Garms” and “Employment Agreements-Current Named Executive Officer- Glenn E. Fuller.” In connection with his promotion to Senior Vice President, Chief Legal Officer and Secretary in May 2008, the Compensation Committee approved the grant of 75,000 options to Mr. Fuller. The terms and conditions of these promotion options are reflected in the tables below in the sections entitled “Grants of Plan Based Awards in 2008” and “Outstanding Equity Awards at 2008 Year-End.”

In connection with hiring Mr. Riesenbach as President and Chief Executive Officer on March 20, 2006, Mr. Riesenbach was granted stock options to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $4.68 per share. Of these options, 200,000 were to vest upon the filing by the Company of the Company’s Annual Report on Form 10-K for the fiscal year ending on December 31, 2008 provided Mr. Riesenbach was actively employed by the Company on the vesting date and Mr. Riesenbach and the Company had satisfied reasonable performance criteria established by the Board of Directors or a committee thereof in its sole discretion after consulting with Mr. Riesenbach.

In connection with hiring Mr. Houdeshell on January 30, 2007, Mr. Houdeshell was granted options to purchase 300,000 shares of common stock at an exercise price of $3.74 per share. Of these options, 16,667 were to vest upon the filing by the Company of the Company’s Annual Report on Form 10-K for the fiscal year ending on December 31, 2008 provided Mr. Houdeshell was actively employed by the Company on the vesting date and Mr. Houdeshell and the Company had satisfied reasonable performance criteria established by the Board of Directors or a committee thereof in its sole discretion.

The Compensation Committee, with consultation from Mr. Riesenbach, established performance criteria for the foregoing performance options for Mr. Riesenbach and Mr. Houdeshell subject to vesting for 2008. The performance criteria were that in addition to the vesting requirements that must be met for such options to vest that are set forth in the applicable agreements, the performance criteria set forth below must also be met in order for the options to vest:

•

Substantially achieve annual revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets as established in the 2008 operating plan, giving consideration to the relative risk in achieving these goals, and unique or unforeseen circumstances or events and other performance considerations affecting the Company’s business and Company-wide performance during 2008;

•	Continue with substantial implementation of strategic transition of the Company to become a media-based company with online advertising as a growing source of revenue and EBITDA;

•	Expand the Company’s presence as an Internet marketing specialist to automotive dealers and manufacturers; and

•	Develop organization, processes, and scaleable infrastructure to support long term growth and efficient operations.

The Compensation Committee had final discretion in determining whether the performance criteria had been met and in making such determination also considered the combination of financial and strategic performance goals and metrics taken as a whole and evaluated directional performance towards achievement of the foregoing goals that had to be met for the options to vest. The Compensation Committee determined that such 2008 performance goals had not been met and accordingly no 2008 performance-based options held by Mr. Houdeshell vested. Mr. Riesenbach’s 2008 performance options terminated upon his termination of employment in December 2008.

Severance and Change in Control Terms. The Company has entered into agreements with certain key employees, including the named executive officers, that provide for severance benefits under certain employment termination events. In addition, certain of the agreements also provide for payments and benefits in the event of a change in control. The agreements are designed as a recruiting and retention mechanism to assist the Company in providing enough employment security to compete for highly qualified executive officers and induce them to invest themselves in a career with the Company, to assist in retention of the Company’s named executive officers during the uncertainty that might accompany any possible change in control, and to offset any motivation named executive officers might otherwise have to resist a change in control that could result in loss of their employment. Messrs. Garms and Fuller have gross-ups to offset any excise tax on excess parachute programs to preserve the net value to them of these severance benefits. The Compensation Committee decided not to provide such a gross-up to Mr. Coats given the estimated expense to the Company of a gross-up for Mr. Coats in the event of a change in control. Mr. Riesenbach’s gross-up is no longer applicable in light of his termination of employment in December 2008, and Mr. Houdeshell’s gross-up is applicable only if a change of control occurs within six months of his February 28, 2009 employment termination date. Information regarding applicable terms of such agreements for the Company’s named executive officers is provided below under the section entitled “Employment Agreements.” In addition, information regarding applicable payments under such agreements for the named executive officers is provided below under the section entitled “Potential Payments Upon Termination or a Change in Control.”

Under his amended and restated employment agreement, Mr. Coats is entitled to certain payments described below under the section entitled “Employment Agreements-Current Executive Officers-Jeffrey H. Coats” in the event certain events of employment termination, including termination in connection with or following a change in control. The Compensation Committee approved these terms in connection with its evaluation of Mr. Coats’ amended and restated employment agreement in consultation with Frederic Cook. The employment agreement contains confidentiality and non-solicitation provisions that extend beyond termination.

Under their amended and restated employment agreements, Messrs. Garms and Fuller are entitled to certain payments described below under the section entitled “Employment Agreements-Current Executive Officers” in the event certain events of employment termination, including termination in connection with or following a change in control. The Compensation Committee approved these terms in connection with the implementation of the Company’s retention plan in September 2008.

Benefits and Perquisites. Except as discussed below, typically executive officers participate in employee benefit plans that are generally available to all employees on the same terms.

All employees above senior manager are provided with enhanced supplemental short and long term disability insurance by the Company in addition to the Company’s standard short and long term disability insurance in order to attract and retain them. For those executives who qualify for the coverage, the Company also provides an additional supplemental long term disability plan that offers a benefit of up to 75% of the executive’s base annual salary, up to a maximum benefit of $5,000 per month. The benefit begins 90 calendar days after the onset of the disability and can continue up to age 65.

In connection with his employment by the Company, Mr. Coats relocated to Irvine, California. The Compensation Committee approved the payment or reimbursement of customary relocation expenses directly related to Mr. Coats’ relocation and other miscellaneous moving expenses, which other miscellaneous expenses that were capped at $30,000. Relocation costs that are reimbursed must be repaid to the Company if Mr. Coats terminates his employment with the Company voluntarily without good reason or is terminated for cause by the Company within two years of April 3, 2009. In addition, the Company will pay for temporary housing for Mr. Coats for a period not to exceed nine months. The Company will make additional payments to Mr. Coats to compensate for his additional tax obligations incurred by reason the Company’s payment or reimbursement of Mr. Coats’ relocation expenses. The Company has approved similar relocation benefits for other executive officers in the past.

The Company provided Mr. Riesenbach with the following benefits and perquisites during the term of his employment (x) aggregate life insurance totaling three (3) times the sum of (1) his annual base salary and (2) a presumed bonus for such year equal to his base salary for such year and (y) long-term disability coverage of at least seventy percent (70%) of his annual base salary with no monthly dollar cap on payments. The Company also agreed to reimburse Mr. Riesenbach for up to $25,000 during the term for tax and estate planning services. The Company believed that good financial planning by experts reduces the amount of time and attention that Mr. Riesenbach would be required to spend on that endeavor and can maximize the net financial reward to him of the compensation received from the Company.

Tax and Accounting Implications

Internal Revenue Code Section 162(m) Limitation. The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company’s executive officers. In general, Section
162(m) disallows a tax deduction for the compensation paid to certain executives of publicly-held corporations in excess of $1.0 million in any taxable year. The $1.0 million limitation applies per executive per year and only to the compensation paid to the chief executive officer and the four highest compensated executive officers, and provided that compensation is not performance-based. In general, it is the Compensation Committee’s policy to qualify its executives’ compensation for deductibility under applicable tax laws. The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in crafting compensation programs, even though those programs may result in certain non-deductible compensation expenses. Therefore, the Compensation Committee has from time to time approved elements of compensation for certain officers that may not be fully deductible, and reserves the right to do so in the future in appropriate circumstances. In addition, although some amounts recorded as compensation by the Company to certain of the Company’s executive officers may be limited by Section 162(m), that limitation does not result in the current payment of increased federal income taxes by the Company due to the Company’s significant net operating loss carry forwards.

Internal Revenue Code Sections 280G and 4999. The Compensation Committee has considered the potential impact of Sections 280G and 4999 of the Internal Revenue Code in structuring the compensation and severance packages for the Company’s executives. Absent shareholder approval of a payment, Section 280G disallows a tax deduction by the payor for “excess parachute payments” made to executives, and Section 4999 imposes a 20% nondeductible excise tax on the executive receiving an excess parachute payment. In general, a parachute payment to an executive is a payment to the executive in the nature of compensation that is contingent on a change in control and exceeds three times the executive’s base amount. An executive’s base amount is generally the average compensation received by the executive from the company during the five year period preceding the change in control. An excess parachute payment is any amount over the portion of the base amount allocated to that parachute payment.

In general, it is the Compensation Committee’s policy to qualify its executives’ compensation for deductibility under applicable tax laws. The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in crafting compensation programs, even though those programs may result in certain non-deductible compensation expenses. Therefore, the Compensation Committee has from time to time approved elements of compensation for certain officers that may not be fully deductible and that provide for the Company to “gross up” the payment made to the executive to compensate the executive for the 20% excise tax, and the Compensation Committee reserves the right to do so in the future in appropriate circumstances.

In connection with the structuring of Mr. Coats’ compensation and severance package, the Compensation Committee considered the effects of Sections 280G and 4999. The Compensation Committee elected not to provide Mr. Coats with a gross up payment in the event any amount of severance payments or compensation made to Mr. Coats were found to be excess parachute payments, but did not want to diminish the value of the motivational and retention aspects of Mr. Coat’s severance compensation package. Therefore certain aspects of Mr. Coats’ severance package and the vesting of options granted to Mr. Coats in connection with his employment as the Company’s President and Chief Executive Officer were structured to mitigate the applicability of Sections 280G and 4999 to Mr. Coats’ severance compensation.

Accounting for Stock-Based Compensation. Beginning on January 1, 2006, the Company began accounting for stock-based payments including its stock option plans in accordance with the requirements of Financial Accounting Standard Board’s Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment”. The Company believes that because stock options only have value to the extent the price of its common stock on the date of exercise exceeds the exercise price on the grant date, they are an effective compensation element and serve as an appropriate and reasonable motivational tool. Benefits are derived from options only if the stock price grows over the term of the award.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K adopted by the SEC, and, based on that review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Autobytel Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 and the proxy statement on Schedule 14A in connection with the 2009 annual meeting of stockholders of Autobytel Inc.

Compensation Committee

Janet M. Thompson

Michael J. Fuchs

Mark N. Kaplan

Jeffrey M. Stibel

The above report of the Compensation Committee will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this report be incorporated by reference in any of the Company’s filings under the Securities Act of 1933, as amended,, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

Summary Compensation

The following table and accompanying footnotes provide certain summary information concerning the compensation of all persons who served as Autobytel’s chief executive officer or chief financial officer during the company’s last fiscal year; Messrs Garms and Fuller, who were the only other executive officers of Autobytel (other than the chief executive officer and chief financial officer) at the end of the Company’s last fiscal year; and Messrs. Bartlett and Rosen, who would have been included among the Company’s three most highly compensated executive officers for the last fiscal year but for the fact that they were not serving as executive officers at the end of the Company’s last fiscal year end. Messrs. Coats, Garms and Fuller are referred to as “Current Executive Officers” and Messrs. Riesenbach, Houdeshell, Bartlett and Rosen are referred to as are “Former Executive Officers” (the Current Executive Officers and Former Executive Officers are collectively referred to in the Proxy Statement as the “Named Executive Officers”).

2008 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Current Executive Officers
Jeffrey H. Coats (3) President, Chief Executive Officer and Director	2008	20,682	—	—	5,383	—	192,000		218,065

Mark A. Garms Executive Vice President and Chief Operating Officer	2008	233,167	108,000	4,501	108,931	—	5,532	(4)	460,131

Glenn E. Fuller Executive Vice President, Chief Legal and Administrative Officer and Secretary	2008	216,948	103,500	2,251	71,680	—	5,508	(5)	399,887

Former Executive Officers
James E. Riesenbach Former President, Chief Executive Officer, and Director	2008	404,072	—	—	822,644	—	1,872,344	(6)	3,099,060
	2007	425,000	—		898,386	255,000	14,575	(7)	1,592,961
	2006	333,507	425,000		825,847	—	485,355	(8)	2,069,709

Monty A. Houdeshell(9) Former Executive Vice President and Chief Financial Officer	2008 2007	300,000 277,083	45,000 —	—	196,388 211,460	— 128,416	6,255 7,699	(10) (11)	547,643 624,658

Russell L. Bartlett Senior Vice President CRM and Data Services	2008	24,375	43,785	—	18,545	—	206,938	(12)	293,733

Jonathan H. Rosen Senior Vice President, Web Business Operations	2008 2007	145,455 240,000	— —	— —	97,530 166,871	— 81,000	6,618 201,042	(13) (14)	249,602 688,913

(1)	The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized. The stock and option award amounts represent the expense reported for financial statement purposes in accordance with SFAS No. 123(R), except that estimated forfeitures are excluded from such amounts as required by SEC rules. See Note 8 of the “Notes to Consolidated Financial Statements” in Part II, Item 8, “Financial Statements and Supplementary Data” of the Company’s Annual Report on Form 10-K, which accompanies this Proxy Statement.
(2)	Represents amounts paid in 2008 relating to 2007 corporate and individual performance goals.
(3)	Jeffrey Coats, a member of the Board of Directors, was appointed as the Company’s President and Chief Executive Officer on December 11, 2008. The $20,682 under the Salary column represents salary earned as the Company’s President and Chief Executive Officer; the $5,383 under the Options Awards column represents stock options granted to Mr. Coats in connection with his service as a non-executive member of the Company’s Board of Directors in 2008; and the $192,000 under the All Other Compensation column represents $122,000 in director fees and $70,000 for consulting services during 2008.
(4)	Represents $3,000 for matching contributions to the Company’s Retirement Savings Plan and $2,532 for supplemental insurance premiums.

(5)	Represents $3,000 for matching contributions to the Company’s Retirement Savings Plan and $2,508 for supplemental insurance premiums.
(6)	James Riesenbach’s employment was terminated by the Company in December 2008 and at that time 200,000 of his unvested performance-based options were forfeited. The $1,872,344 represents a $1,700,000 severance payment, a $35,417 payment equal to one-month’s salary in lieu of providing Mr. Riesenbach a 30-day notice period as required by his employment agreement, $53,156 in accrued but unpaid vacation at the time of his termination, $3,000 related to matching contributions to Autobytel’s Retirement Savings Plan, $5,534 of supplemental insurance premiums, $61,920 of accrued but unpaid estimated costs for continuing health and welfare benefits over a twenty-four month post-termination period, and $13,318 for personal financial planning services.
(7)	Represents $2,240 in perquisites and other personal benefits and $1,814 for related tax gross up, $3,000 for matching contributions to the Company’s Retirement Savings Plan, and $7,521 for life insurance premiums. The $2,240 in perquisites and other personal benefits represent payments for lodging costs associated with Mr. Riesenbach’s relocation to Orange County, California.
(8)	Represents $296,355 in perquisites and other personal benefits, $186,000 for related tax gross up and $3,000 for matching contributions to the Company’s Retirement Savings Plan. Of the $296,355 in perquisites and other personal benefits, $179,475 represents closing costs on the sale of Mr. Riesenbach’s prior residence and the purchase of a new residence, $48,475 represents moving expenses, $34,540 represents cost of lodging, $15,107 represents cost for financial planning and legal fees, $12,808 represents cost of airfare, and $5,950 represents costs of car rental, parking, meals and other expenses. The compensation of Mr. Riesenbach was determined by the Compensation Committee, in part, based on consultation with its independent consultant. The Company has agreed to pay or reimburse Mr. Riesenbach for expenses consisting of reasonable broker fees in connection with the sale of his then existing residence, reasonable out-of-pocket fees and expenses but not taxes payable in connection with such sale (other than transfer taxes), the packing and moving of all household goods and shipment of three automobiles, and fees and expenses, but not broker fees or mortgage financing fees in excess of two points, in connection with the purchase of a residence in Orange County, California. In addition, between March 20, 2006, and the earlier of (i) the date his family relocates to Orange County, California or (ii) August 31, 2006, the Company agreed to compensate Mr. Riesenbach for no more than fifteen round trips by air to commute to the Washington, D.C. area and to reimburse him for reasonable expenses associated with commuting during such period, including two trips to California for his immediate family for purposes of relocation-related planning, and for temporary housing and rental car expenses in Orange County, California. In respect of the two trips to California for his immediate family, the Company agreed to reimburse him for first-class travel arrangements for his immediate family only. Mr. Riesenbach is also entitled to receive an additional payment to cover any federal, state and local income taxes that he incurs in connection with any reimbursement for relocation expenses that are not tax deductible. In addition, the Company agreed to reimburse him for miscellaneous household expenses incurred in connection with the relocation in order to place his new residence into move-in condition in an amount not to exceed ten thousand dollars ($10,000).
(9)	On January 30, 2009 the Company elected to terminate Monty Houdeshell’s employment, effective on February 28, 2009. Mr. Houdeshell will be entitled to a $480,000 severance payment and certain benefits for a period of twelve months following his termination. See “Potential Payments upon Termination or Change in Control” of this Proxy Statement for further details of Mr. Houdeshell’s termination benefits.
(10)	Represents supplemental insurance premiums of $6,255.
(11)	Represents $2,700 in legal fees relating to Mr. Houdeshell’s employment contract and $4,999 for life insurance premiums.
(12)	Russell Bartlett’s employment was terminated by the Company effective February 15, 2008. The $206,938 represents a $195,000 severance payment, $9,844 in accrued but unpaid vacation at the time of his termination, $1,711 related to matching contributions to Autobytel’s Retirement Savings Plan, and $383 of supplemental insurance premiums.
(13)	Jonathan Rosen voluntarily terminated his employment with the Company effective August 8, 2008. The $6,618 amount represents $3,000 for matching contributions to the Company’s Retirement Savings Plan, $2,233 for supplemental insurance premiums and $1,385 of accrued but unpaid vacation at the time of his termination.
(14)	Represents $105,773 in perquisites and other personal benefits, $91,051 for related tax gross up, $1,218 for life insurance premiums and $3,000 for company matching contributions to the Company’s Retirement Savings Plan. Of the $105,773 in perquisites and other personal benefits, $23,910 represent payments for closing costs on the purchase of a new residence, $116 represents cost of lodging, $6,747 represents cost of airfare and $75,000 represents a lump sum payment in lieu of reimbursing future closing costs for the sale of Mr. Rosen’s prior residence.

Grants of Plan-Based Awards in 2008

The following table sets forth for each of the Named Executive Officer’s information concerning plan-based awards, including stock and stock option awards granted during 2008. During 2008, the Company granted options generally at exercise prices equal to the fair market value of a share of the Company’s common stock as determined by the closing price on the NASDAQ Global Market on the date of grant; provided, that certain performance-based options granted to Messrs. Riesenbach and Houdeshell at the time they commenced employment at the Company had exercise prices equal to the fair market value of a share of the Company’s common stock as determined by the closing price on the NASDAQ Global Market on the date of hire. The term of each option granted is generally ten years from the date of grant. The vesting of restricted stock awards and certain option awards accelerate if there is a change in control of the Company or involuntary termination of employment. Option awards may be cancelled before their expiration dates if the optionee’s status as an employee is terminated or upon the optionee’s death or disability.

2008 Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ /Share)	Closing Price on Grant Date ($ /Share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)
Current Executive Officers
Jeffrey H. Coats (2)	—	—	$—	$—	$—	—	—	—	—	—
Mark A. Garms	9/29/2008	9/29/2008	—	$108,000	—	50,000	150,000	$1.06	$1.06	$132,455
Glenn E. Fuller	5/13/2008	5/13/2008	—	$103,500	—	—	75,000	$1.91	$1.91	$71,573
	9/29/2008	9/29/2008	—		—	25,000	100,000	$1.06	$1.06	$79,470
Former Executive Officers
James E. Riesenbach(3)	3/04/2008	3/20/2006	—	$425,000	—	—	200,000	$4.68	$2.44	$158,900
Monty A. Houdeshell(3)	3/04/2008	1/30/2007	—	$180,000	—	—	16,667	$3.74	$2.44	$15,575
Russell L. Bartlett	—	—	—	$—	—	—	—	—	—	—
Jonathan H. Rosen	—	—	—	$—	—	—	—	—	—	—

(1)	The amounts of the option awards shown in the table represent the estimated fair value of options granted in 2008 calculated in accordance with SFAS No. 123(R).
(2)	Mr. Coats was granted 5,000 options along with other directors in connection with his service on the Company’s Board of Directors prior to his employment as the Company’s President and Chief Executive Officer. See the section of this Proxy Statement below entitled “Director Compensation.”
(3)	The grant date for purposes of SFAS No. 123(R) was March 4, 2008. The date for determining the exercise price was the date of hire which was March 20, 2006 for Mr. Riesenbach and January 30, 2007 for Mr. Houdeshell. Mr. Riesenbach’s employment was terminated on December 11, 2008, at which time the 200,000 options were cancelled.

Outstanding Equity Awards at 2008 Year-End

The following table sets forth, for each of the Named Executive Officers, information concerning outstanding stock and option awards as of December 31, 2008.

2008 Outstanding Awards at Fiscal Year-End Table

Name	Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Stock Awards That Have Not Vested		Market Value of Stock Awards That Have Not Vested
		Exercisable	Un-exercisable
Current Executive Officers
Jeffrey H. Coats(1)	11/03/2008	—	5,000		$0.77	11/03/2018	—		—
	11/01/2007	5,000	—		2.32	11/01/2017	—		—
	11/01/2006	5,000	—		3.25	11/01/2016	—		—
	3/21/2006	5,000	—		4.61	3/21/2016	—		—
	9/08/2005	12,000	—		5.07	9/08/2015	—		—
	11/01/2004	10,000	—		6.90	11/01/2014	—		—
	12/24/2003	25,000	—		9.21	12/24/2013	—		—
	11/01/2003	5,000	—		10.89	11/01/2013	—		—
	2/24/2003	5,000	—		3.01	2/24/2013	—		—
	12/04/2002	20,000	—		3.00	12/04/2012	—		—
	11/01/2002	5,000	—		2.32	11/01/2012	—		—
	7/18/2002	24,500	—		2.35	7/18/2012	—		—
	2/19/1999	3,242	—		13.20	2/19/2009	—		—
	1/14/1999	8,889	—		13.20	1/14/2009	—		—

Mark A. Garms	9/29/2008	—	150,000	(4)	$1.06	9/29/2018	50,000	(4)	$22,500	(5)
	8/14/2006	77,776	22,224	(4)	2.99	8/14/2016	—		—
	8/11/2005	75,000	—		4.47	8/11/2015	—		—
	9/21/2004	35,000	—		8.80	9/21/2014	—		—
	6/24/2004	25,000	—		8.90	6/24/2014	—		—
	3/02/2004	10,000	—		14.17	3/02/2014	—		—
	8/27/2003	75,000	—		7.60	8/27/2013	—		—
	2/24/2003	7,500	—		3.01	2/24/2013	—		—
	9/18/2002	7,500	—		1.96	9/18/2012	—		—
	3/01/2002	1,500	—		3.00	3/01/2012	—		—

Glenn E. Fuller	9/29/2008	—	100,000	(4)	1.06	9/29/2018	25,000	(4)	$11,250	(5)
	5/13/2008	—	75,000	(4)	1.91	5/13/2018	—		—
	10/16/2006	54,165	20,835	(4)	3.28	10/16/2016	—		—

Former Executive Officers
James E. Riesenbach(2)	7/17/2007	200,000	—		$4.68	3/11/2009	—		—
	3/20/2006	600,000	—		4.68	12/11/2011	—		—

Monty A. Houdeshell(3)	3/04/2008	—	16,667		3.74	3/04/2008	—		—
	7/17/2007	16,667	—		3.74	7/19/2017	—		—
	1/30/2007	168,750	81,250		$3.74	1/30/2017	—		—

Russell L. Bartlett	—	—	—		—	—	—		—

Jonathan H. Rosen	—	—	—		—	—	—		—

(1)	The outstanding equity awards as of December 31, 2008 were granted to Mr. Coats pursuant to his service as a non-executive member of the Company’s Board of Directors. The 5,000 options granted on November 3, 2008 vest and become exercisable on November 3, 2009.
(2)	Upon the termination of employment with Autobytel on December 11, 2008, (i) all options granted on March 20, 2006 were immediately vested and are exercisable for up to two years from December 11, 2008; (ii) all options granted on July 19, 2007 that were vested were exercisable for up to 90 days subsequent to December 11, 2008; and (iii) 200,000 performance-based options granted on March 4, 2008 were cancelled.
(3)	Upon the termination of employment with Autobytel effective on February 28, 2009, (i) all of the unvested options granted on March 4, 2008 were cancelled, (ii) all options granted on January 30, 2007 immediately vested and became exercisable for up to two years from February 28, 2009, and (iii) all options granted on July 19, 2007 that were vested are exercisable for up to 90 days subsequent to February 28, 2009.
(4)	One-third of these awards vest and become exercisable on the first anniversary after the grant date, and one thirty-sixth will vest and become exercisable on each successive monthly anniversary thereafter for the following 24 months ending on the third anniversary of the grant date.
(5)	The amounts represent the product of the number of shares presented in the column immediately to the left and the closing price on December 31, 2008 of Autobytel’s common stock, which was $0.45.

Option Exercises and Stock Vested in 2008

No Named Executive Officer exercised stock options during 2008.

Employment Agreements

Current Executive Officers

Jeffrey H. Coats. In connection with the appointment of Mr. Coats as the Company’s President and Chief Executive Officer in December 2008, the Company and Mr. Coats entered into an Employment Agreement as of December 11, 2008. On April 3, 2009, the Compensation Committee approved amendments to Mr. Coats’ employment agreement and approved the grant of stock options to Mr. Coats. Mr. Coats’ initial employment agreement, as amended by the Compensation Committee on April 3, 2009, is referred to in this Proxy Statement as the “Coats Employment Agreement”).

The Coats Employment Agreement is for a term of three years commencing April 3, 2009. Mr. Coats is entitled to an annual base salary of $420,000 during the term of the Coats Employment Agreement (which base salary is unchanged from Mr. Coats’ initial employment agreement). Mr. Coats is also eligible to receive an annual incentive bonus opportunity targeted at 80% of his annual base salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee. The Compensation Committee has established that at least 50% of Mr. Coats’ target annual incentive bonus will be based upon the Company meeting its operating plan for 2009, with the remaining 50% to be based on other performance goals to be determined by the Compensation Committee at a later date.

Mr. Coats is entitled to all customary benefits afforded generally to executive officers of Autobytel, including any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages and any stock purchase programs that are approved in writing by the Board of Directors. Autobytel will pay or reimburse Mr. Coats for all reasonable business expenses incurred by Mr. Coats while employed by the Company.

In connection with his employment by the Company, Mr. Coats relocated to Irvine, California. The Compensation Committee approved the payment or reimbursement of reasonable and customary relocation expenses directly related to Mr. Coats’ relocation, including sales commission and closing costs for his prior residence in New Jersey (or broker commission for renting that residence), shipping one automobile, and other reasonable and customary miscellaneous moving expenses, which other miscellaneous expenses should not exceed $30,000. The Company will also pay for up to nine months of temporary housing for Mr. Coats. Relocation costs must be repaid to the Company if Mr. Coats terminates his employment with the Company voluntarily without good reason or is terminated for cause by the Company within two years of April 3, 2009. The Company will make additional payments to Mr. Coats to compensate for his additional tax obligations incurred by reason the Company’s payment or reimbursement of Mr. Coats’ relocation expenses.

If Mr. Coats’ employment is terminated by the Company without “cause” (as defined in the Coats Employment Agreement) during the term of the Coats Employment Agreement or if Mr. Coats terminates his employment with “good reason” (as defined in the Coats Employment Agreement) during the term of the Coats Employment Agreement, Mr. Coats is entitled to a lump sum payment equal to his annual base salary, as well reimbursement or payment of the premiums for continuation of his medical, dental and vision insurance benefits under COBRA (Consolidated Omnibus Budget Reconciliation Act) for a period of twelve months after the employment termination date. In the event of a termination of

Mr. Coats’ employment in connection with, or within eighteen months following, a change in control of the Company that occurs during the term of Mr. Coats’s employment, Mr. Coats is entitled to a lump sum payment equal to 1.3 times his annual base salary. Mr. Coats will also provide consulting services to the Company or its successor for a period of one year after the date of the change in control and will receive compensation equal to 50% of his base annual salary for thoses consulting services. The Company is not obligated to make additional payments to Mr. Coats to compensate for his additional tax obligations if Mr. Coats’ compensation is deemed to be excess parachute payments under the Internal Revenue Code. Payment of the severance benefits under the Coats Employment Agreement is conditioned on Mr. Coats’ execution of a general release of claims in favor of Autobytel. The Coats Employment Agreement contains confidentiality and non-solicitation provisions that extend beyond termination.

On April 3, 2009 (“Coats Options Grant Date”), Mr. Coats was granted stock options to purchase 1,000,000 shares of Autobytel common stock (“Coats Employment Options”), which will all vest on the first anniversary of the Coats Options Grant Date. The options have a term of ten years from the Coats Options Grant Date. The Coats Employment Options have an exercise price of $.35 per share (“Coats Options Exercise Price”), which was higher than the closing price of the Company’s common stock on the NASDAQ Global Market on the Coats Options Grant Date. The shares issuable upon exercise of the Coats Employment Options will be subject to resale restrictions that lapse as to one-third of the shares on the first anniversary of the Coats Options Grant Date and thereafter will lapse as to the remaining two-thirds of the shares in equal one-twelfth (1/12) installments of the original number of shares subject to the options each quarter until all resale restrictions have lapsed (“Resale Restrictions”). In the event of a termination of Mr. Coats’ employment by the Company without “cause” or by Mr. Coats for “good reason,” all options unvested at the time of termination will vest, the Resale Restrictions on shares issued upon exercise of the Coats Employment Options will accelerate and lapse, and Mr. Coats will have until the earlier of two years from the termination date or the original expiration date of the options to exercise any previously unexercised options. In the event Mr. Coats resigns without “good reason,” he will only have one day after his resignation to exercise any options that had vested prior to the date of resignation, and any unexercised options will expire. Any shares issued to Mr. Coats upon exercise of options prior to, or within one day after, the date of Mr. Coats’ resignation will remain subject to the Resale Restrictions. Should the Company terminate Mr. Coats’ employment for “cause,” all options that are unvested or that are vested and unexercised at the time of termination will expire, and any shares that have been issued upon exercise of the options prior to the date of termination remain subject to the Resale Restrictions and are subject to a Company right (but not an obligation) to repurchase the shares at the Coats Options Exercise Price (“Company Repurchase Rights”). Upon a termination of Mr. Coats’ employment by reason of his death or disability, the Coats Employment Options will be subject to the same terms and conditions as would apply if Mr. Coats’ employment had been terminated by the Company without cause, except (i) the vesting of any unvested options will not accelerate; and (ii) the post-termination exercise period for any options vested prior to the termination date will be twelve months in the case of a termination by reason of death and six months in the case of a termination by reason of disability. The Coats Employment Options are subject to a “double trigger” in the event of a change in control of the Company, which provides that unless otherwise provided for in the applicable transaction documents resulting in a change in control or Mr. Coats’ employment is terminated in connection with the change in control, the occurrence of a change in control of the Company does not itself accelerate the vesting of the Coats Employment Options or the lapse of the Resale Restrictions or terminate the Company Repurchase Rights, and all terms and conditions of the Coats Employment Options will survive the change in control and remain applicable to the options or any successor options.

In addition to the amendment of Mr. Coats’ employment agreement and grant of stock options, on April 3, 2009, the Compensation Committee also approved the payment of $70,000 to Maverick Associates LLC, a Delaware limited liability company, for consulting services rendered to the Company by Jeffrey H. Coats during 2008 in connection with the Company’s evaluation of strategic alternatives and development and implementation of cost reduction initiatives by the Company. Mr. Coats is the sole member of Maverick Associates.

Mark A. Garms. In connection with his joining the Company in March 2002 as the Company’s Director, Customer Experience, the Company and Mr. Garms entered into an Employment Agreement as of February 8, 2002, which agreement has been amended at various dates in connection with Mr. Garms’ various promotions with the Company. Mr. Garms’ employment agreement was most recently amended in connection with his promotion to Executive Vice President and Chief Operating Officer of the Company in January 2009 and by a Severance Agreement dated as of September 29, 2008 (Mr. Garms’ initial employment agreement, as amended, is referred to herein as the “Garms Employment Agreement”). Under the Garms Employment Agreement, Mr. Garms’ employment with the Company is “at will” and not for a specified term.

Mr. Garms is currently entitled to an annual base salary of $270,000 during the term of the Garms Employment Agreement. Mr. Garms is also currently eligible to receive an annual incentive bonus opportunity targeted at 70% of his annual base salary based upon annual performance goals and the achievement of such goals, as established and determined by the Compensation Committee.

Mr. Garms is entitled to all customary benefits afforded generally to executive officers of Autobytel, including any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages and any stock purchase programs that are approved in writing by the Board. Autobytel will pay or reimburse Mr. Garms for all reasonable business expenses incurred by Mr. Garms while employed by the Company.

If Mr. Garms’ employment is terminated by the Company without “cause” (as defined in the Garms Employment Agreement, which definition includes a termination of employment in connection with or as a result of a change in control) during the term of the Garms Employment Agreement or if Mr. Garms terminates his employment with “good reason” (as defined in the Garms Employment Agreement, which definition includes a failure or refusal of an acquiror of the Company to assume Mr. Garms’ severance arrangements in connection with a change in control of the Company) during the term of the Garms Employment Agreement, Mr. Garms is entitled to a lump sum payment equal to his annual base salary (determined as the highest annual base salary paid to Mr. Garms while employed by the Company), as well as continuation of Autobytel medical, dental, vision, life and disability insurance benefits for Mr. Garms and his eligible dependents (at the time of termination), provided, that (i) if such continuation of existing benefits that are eligible for COBRA continuation coverage is not allowable under Autobytel’s then existing policies, Autobytel will pay the COBRA continuation coverage premiums, the premiums for individual coverage or premiums for dependent coverage under another person’s group coverage, provided that the costs of those payments or reimbursements will not exceed the amounts Autobytel would pay for COBRA continuation coverage; and (ii) Autobytel will not be obligated to pay more than Autobytel’s cost of providing those benefits at the time of termination of his employment with Autobytel for any benefits that are not eligible for COBRA continuation coverage. Mr. Garms will also be entitled to receive outplacement services for twelve months after the employment termination date. If it is determined that any amount paid, distributed or treated as paid or distributed (whether paid or payable or distributed or distributable pursuant to the terms of the Garms Employment Agreement, any stock option agreement between Mr. Garms and Autobytel or otherwise) by Autobytel to or for the benefit of Mr. Garms is deemed to be parachute payments under the Internal Revenue Code, then Autobytel agreed to make additional payments to him to compensate for his additional tax obligations. Payment of the severance benefits to Mr. Garms is conditioned on Mr. Garms’ execution of a release in favor of Autobytel. The Garms Employment Agreement contains confidentiality and non-solicitation provisions that extend beyond termination.

In connection with the Company’s retention program implemented on September 29, 2008, Mr. Garms was awarded 50,000 shares of restricted stock and granted 150,000 stock options. The restricted stock was issued without cost to Mr. Garms, but is subject to forfeiture, with the forfeiture restrictions lapsing with respect to one-third of the restricted stock on the first anniversary of the date of grant and thereafter in equal one thirty-sixth (1/36) installments on each monthly anniversary of the date of grant for the following twenty-four months. The stock options were granted at an exercise price of $1.06, the closing price for Autobytel’s common stock on the NASDAQ Global Market on September 29, 2008, and vest over a three-year period, with one-third vesting on the first anniversary of the date of grant and thereafter in equal one thirty-sixth (1/36) installments on each monthly anniversary of the date of grant for the following twenty-four months. The stock options expire 10 years from the date of grant. The lapsing of the forfeiture restrictions on the restricted stock and vesting of the stock options will accelerate (i) if Autobytel terminates the Mr. Garms’ employment without cause or Mr. Garms terminates his employment for good reason; and (ii) upon a change in control of Autobytel. As an additional retention benefit, Mr. Garms was guaranteed a payment equal to his annual incentive bonus for the year ending 2008 (payable as if both the Company’s performance targets and Mr. Garms’ individual performance targets had been 100% achieved) upon the earlier to occur of (i) any termination of Mr. Garms’ employment by the Company without cause or by Mr. Garms for good reason; (ii) a change in control of Autobytel, and (iii) the earlier of the payment date for bonuses under the Company’s 2008 annual incentive bonus plan and March 1, 2009. This bonus in the amount of $108,000 was paid to Mr. Garms in February 2009.

On March 3, 2009, the Compensation Committee approved the grant of 125,000 stock options to Mr. Garms. The stock options have an exercise price of $.35 per share, the closing price for Autobytel’s common stock on the NASDAQ Global Market on March 3, 2009, and will vest over a three-year period, with one-third vesting on the first anniversary of the date of grant and thereafter in equal one thirty-sixth (1/36) installments of the original number of shares subject to the option on each monthly anniversary of the date of grant for the following twenty-four months. In addition to the foregoing time-vesting requirement, (i) the exercise of one-third of these options must satisfy the performance condition that the average closing price of Autobytel’s common stock over any 30 consecutive trading days is at least two times the option exercise price; and (ii) the exercise of the remaining one-third of these options must satisfy the performance condition that the average closing price of Autobytel’s common stock over any 30 consecutive trading days is at least three times the option exercise price. The stock options expire 10 years from the date of grant. The time vesting of the stock options will accelerate (i) if Autobytel terminates Mr. Garms’ employment without cause or Mr. Garms resigns his employment for good reason; or (ii) upon a change in control of Autobytel. In the event of a change in control of the Company, to the extent the stock price performance condition is not satisfied prior to or in connection with the change in control, the stock price performance condition will lapse as to one-half of the options still subject the stock price performance condition as of the change in control.

Glenn E. Fuller. In connection with his joining the Company in October 2006 as the Company’s Vice President, Legal Affairs, the Company and Mr. Fuller entered into an Employment Agreement as of October 10, 2006, which agreement has been amended at various dates in connection with Mr. Fuller’s various promotions with the Company. Mr. Fuller’s employment agreement was most recently amended in connection with his promotion to Executive Vice President, Chief Legal and Administrative Officer and Secretary of the Company in January 2009 and by a Severance Agreement dated as of September 29, 2008 (Mr. Fuller’s initial employment agreement, as amended, is referred to herein as the “Fuller Employment Agreement”). Under the Fuller Employment Agreement, Mr. Fuller’s employment with the Company is “at will” and not for a specified term.

Mr. Fuller is currently entitled to an annual base salary of $255,000 during the term of the Fuller Employment Agreement. Mr. Fuller is also currently eligible to receive an annual incentive bonus opportunity targeted at 70% of his annual base salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee.

Mr. Fuller is entitled to all customary benefits afforded generally to executive officers of Autobytel, including any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages and any stock purchase programs that are approved in writing by the Board. Autobytel will pay or reimburse Mr. Fuller for all reasonable business expenses incurred by Mr. Fuller while employed by the Company.

If Mr. Fuller’s employment is terminated by the Company without “cause” (as defined in the Fuller Employment Agreement, which definition includes a termination of employment in connection with or as a result of a change in control) during the term of the Fuller Employment Agreement or if Mr. Fuller terminates his employment with “good reason” (as defined in the Fuller Employment Agreement, which definition includes a failure or refusal of an acquiror of the Company to assume Mr. Fuller’s severance arrangements in connection with a change in control of the Company) during the term of the Fuller Employment Agreement, Mr. Fuller is entitled to a lump sum payment equal to his annual base salary (determined as the highest annual base salary paid to Mr. Fuller while employed by the Company), as well as continuation of Autobytel medical, dental, vision, life and disability insurance benefits for Mr. Fuller and his eligible dependents (at the time of termination), provided, that (i) if such continuation of existing benefits that are eligible for COBRA continuation coverage is not allowable under Autobytel’s then existing policies, Autobytel will pay the COBRA continuation coverage premiums, the premiums for individual coverage or premiums for dependent coverage under another person’s group coverage, provided that the costs of those payments or reimbursements will not exceed the amounts Autobytel would pay for COBRA continuation coverage; and (ii) Autobytel will not be obligated to pay more than Autobytel’s cost of providing those benefits at the time of termination of his employment with Autobytel for any benefits that are not eligible for COBRA continuation coverage. Mr. Fuller is also entitled to receive outplacement services for twelve months after the employment termination date. If it is determined that any amount paid, distributed or treated as paid or distributed (whether paid or payable or distributed or distributable pursuant to the terms of the Fuller Employment Agreement, any stock option agreement between Mr. Fuller and Autobytel or otherwise) by Autobytel to or for the benefit of Mr. Fuller is deemed to be parachute payments under the Internal Revenue Code, then Autobytel agreed to make additional payments to him to compensate for his additional tax obligations. Payment of the severance benefits to Mr. Fuller is conditioned on Mr. Fuller’s execution of a release in favor of Autobytel. The Fuller Employment Agreement contains confidentiality and non-solicitation provisions that extend beyond termination.

In connection with the Company’s retention program implemented on September 29, 2008, Mr. Fuller was awarded 25,000 shares of restricted stock and granted 100,000 stock options. The restricted stock was issued without cost to Mr. Fuller, but is subject to forfeiture, with the forfeiture restrictions lapsing with respect to one-third of the restricted stock on the first anniversary of the date of grant and thereafter in equal one thirty-sixth (1/36) installments on each monthly anniversary of the date of grant for the following twenty-four months. The stock options were granted at an exercise price of $1.06, the closing price for Autobytel’s common stock on the NASDAQ Global Market on September 29, 2008, and vest over a three-year period, with one-third vesting on the first anniversary of the date of grant and thereafter in equal one thirty-sixth (1/36) installments on each monthly anniversary of the date of grant for the following twenty-four months. The stock options expire 10 years from the date of grant. The lapsing of the forfeiture restrictions on the restricted stock and vesting of the stock options will accelerate (i) if Autobytel terminates the Mr. Fuller’s employment without cause or Mr. Fuller terminates his employment for good reason; and (ii) upon a change in control of Autobytel. As an additional retention benefit, Mr. Fuller was guaranteed a payment equal to his annual incentive bonus for the year ending 2008 (payable as if both the Company’s performance targets and Mr. Fuller’s individual performance targets had been 100% achieved) upon the earlier to occur of (i) any termination of Mr. Fuller’s employment by the Company without cause or by Mr. Fuller for good reason; (ii) a change in control of Autobytel, and (iii) the earlier of the payment date for bonuses under the Company’s 2008 annual incentive bonus plan and March 1, 2009. This bonus in the amount of $103,500 was paid to Mr. Fuller in February 2009.

On March 3, 2009, the Compensation Committee approved the grant of 87,500 stock options to Mr. Fuller. The stock options have an exercise price of $.35 per share, the closing price for Autobytel’s common stock on the NASDAQ Global Market on March 3, 2009, and will vest over a three-year period, with one-third vesting on the first anniversary of the date of grant and thereafter in equal one thirty-sixth (1/36) installments of the original number of shares subject to the option on each monthly anniversary of the date of grant for the following twenty-four months. In addition to the foregoing time-vesting requirement, (i) the exercise of one-third of these options must satisfy the performance condition that the average closing price of Autobytel’s common stock over any 30 consecutive trading days is at least two times the option exercise price; and (ii) the exercise of the remaining one-third of these options must satisfy the performance condition that the average closing price of Autobytel’s common stock over any 30 consecutive trading days is at least three times the option exercise price. The stock options expire 10 years from the date of grant. The time vesting of the stock options will accelerate (i) if Autobytel terminates Mr. Fuller’s employment without cause or Mr. Fuller resigns his employment for good reason; or (ii) upon a change in control of Autobytel. In the event of a change in control of the Company, to the extent the stock price performance condition is not satisfied prior to or in connection with the change in control, the stock price performance condition will lapse as to one-half of the options still subject the stock price performance condition as of the change in control.

Former Executive Officers During 2008

James E. Riesenbach. On December 10, 2008, Autobytel notified Mr. Riesenbach that his employment by Autobytel as its President and Chief Executive Officer had been terminated without cause. In connection with the termination of Mr. Riesenbach’s employment, as contemplated by his employment agreement, Autobytel entered into a Separation Agreement and Release (“Riesenbach Separation Agreement”) with Mr. Riesenbach on December 11, 2008, which governs the terms of the separation of Mr. Riesenbach from his employment by Autobytel. Under the Riesenbach Separation Agreement, Mr. Riesenbach is entitled to the severance benefits as described in his employment agreement, including (i) a severance payment of approximately $1.7 million, which payment was made to Mr. Riesenbach in December 2008 and (ii) all benefits that were non-taxable while Mr. Riesenbach was employed by Autobytel at the time they would have been paid had Mr. Riesenbach remained an employee for a period of twenty-four (24) months following December 10, 2008; provided that Autobytel will no longer be required to pay those benefits to Mr. Riesenbach to the extent that, during that 24 month period, Mr. Riesenbach receives substantially similar (or better) benefits from a new employer.

The following describes Mr. Riesenbach’s employment and compensation agreements and arrangements prior to the termination of his employment.

On March 1, 2006, Autobytel entered into an Employment Agreement with James E. Riesenbach pursuant to which Mr. Riesenbach joined the Company as the Company’s Chief Executive Officer and President as of March 20, 2006 (“Riesenbach Employment Agreement”). The Riesenbach Employment Agreement was for a three year term that commenced on March 20, 2006 and would have ended on March 20, 2009 and automatically renew for an additional one year period unless either party notified the other of its intent not to renew no later than one hundred twenty days prior to the expiration of the three year term. Mr. Riesenbach was entitled to an annual base salary of $425,000 during the term, and was eligible for a bonus of at least 100% of his annual base salary for 2006, at least 50% of his annual base salary for the fiscal year ended in 2007 and the target bonus for each year will be at least 100% of his base salary for the respective year as to which such bonus relates. In addition, Mr. Riesenbach participated in benefit plans generally afforded to executive officers.

If Mr. Riesenbach’s employment was terminated without “cause,” if Mr. Riesenbach terminated his employment with “good reason” or if Autobytel delivered to Mr. Riesenbach a non-renewal notice, Mr. Riesenbach was entitled to a lump sum payment equal to two times the sum of his annual base salary (determined as the highest annual base salary during the term) and a bonus of 100% of his annual base salary (determined as the highest annual base salary during the term), as well as benefits for twenty-four months following such termination. If the Riesenbach Employment Agreement expired by its terms upon the expiration of the additional one year period, Mr. Riesenbach was entitled to receive a severance payment equal to two times his highest annual base salary as well as benefits for twelve months following such expiration. The Riesenbach Employment Agreement contains confidentiality and non-solicitation provisions that extend beyond termination.

In the event of a change in control during the term of his employment or at any time during the six month period following such term, Mr. Riesenbach was entitled to a lump sum payment equal to two times the sum of his annual base salary (determined as the highest annual base salary during the term) and a bonus of 100% of his annual base salary (determined as the highest annual base salary during the term), so long as Mr. Riesenbach agreed, if requested, to continue with the Company or any successor for no longer than ninety days after the change in control. If Mr. Riesenbach’s compensation was deemed to be parachute payments under the Internal Revenue Code, then Autobytel agreed to make additional payments to him to compensate for his additional tax obligations.

On March 20, 2006, Mr. Riesenbach was granted stock options to purchase 1,000,000 shares of the Company’s common stock, which vested, as to 333,333 of the options on March 20, 2007, and thereafter (i) 11,111 of the options vested on each monthly anniversary of the grant date over the period beginning on the 13th monthly anniversary and ending on the 35th monthly anniversary of the grant date, (ii) 11,114 of the options would vest on the day immediately preceding the 36th monthly anniversary of the grant date, provided that the vesting of such options would accelerate upon a change in control, or termination due to death or disability, by the Company without cause or by Mr. Riesenbach for good reason, and (iii) 200,000 of the options would vest upon each filing by the Company of the Company’s Annual Report on Form 10-K for each of the fiscal years ending on December 31, 2007 and December 31, 2008 provided Mr. Riesenbach was actively employed by Autobytel on the respective vesting dates and Mr. Riesenbach and Autobytel had satisfied reasonable performance criteria established by the Board of Directors or a committee thereof in its sole discretion after consulting with Mr. Riesenbach, provided that the vesting of such options would accelerate upon a change in control.

On December 10, 2008, Autobytel entered into an amendment to the Riesenbach Employment Agreement to amend certain terms of the Riesenbach Employment Agreement. The amendment (i) modified the definition of voluntary termination for “good reason,” (ii) modified the terms and conditions upon which certain reimbursements and payments would be made to Mr. Riesenbach under the Riesenbach Employment Agreement, and (iii) provided additional terms upon which any gross-up payments to which Mr. Riesenbach is entitled under the Riesenbach Employment Agreement must be made.

Monty A. Houdeshell. On January 30, 2009, the Company notified Mr. Houdeshell that Autobytel had elected to terminate his employment as Autobytel’s Executive Vice President and Chief Financial Officer. This termination was without cause and was effective February 28, 2009 (“Houdeshell Termination Effective Date”). In connection with the termination of Mr. Houdeshell’s employment, and as contemplated by his Employment Agreement dated as of January 30, 2007, as amended by that certain Amendment No. 1 to Employment Agreement dated December 20, 2008, (the initial Employment Agreement, as amended, is referred to herein as the “Houdeshell Employment Agreement”), Mr. Houdeshell and the Company entered into a Separation Agreement and Release (“Houdeshell Separation Agreement”) that governs the terms of Mr. Houdeshell’s termination of employment by Autobytel. Under the Houdeshell Separation Agreement, Mr. Houdeshell will be entitled to the severance benefits as described in the Houdeshell Employment Agreement, including (i) a severance payment of $480,000, which payment was made to Mr. Houdeshell in March 2009, (ii) certain benefits that were non-taxable while Mr. Houdeshell was employed by Autobytel at the time they would have been paid had Mr. Houdeshell remained an employee for a period of twelve months following February 28, 2009; provided that Autobytel will no longer be required to pay those benefits to Mr. Houdeshell to the extent that, during such twelve-month period, Mr. Houdeshell receives substantially similar (or better) benefits from a new employer. In the event of a change in control of Autobytel at any time during the six-month period following the Houdeshell Termination Effective Date, the Houdeshell Employment Agreement provides that Mr. Houdeshell would be entitled to an additional lump sum severance payment of $480,000.

The following describes Mr. Houdeshell’s employment and compensation agreements and arrangements prior to the termination of his employment.

The Houdeshell Employment Agreement pursuant to which Mr. Houdeshell served as Executive Vice President and Chief Financial Officer, was for a three year term that would have ended on January 30, 2010 and automatically renew for additional one year periods unless either party notified the other of its intent not to renew no later than one hundred twenty days prior to the expiration of the then current term. Mr. Houdeshell was entitled to an annual base salary of $300,000 during the term, and was eligible for a bonus of at least 60% of his annual base salary. In addition, Mr. Houdeshell participated in any benefit plans generally afforded to executive officers. If Mr. Houdeshell’s employment was terminated without “cause,” if Mr. Houdeshell terminated his employment with “good reason” (each as defined in the Houdeshell Employment Agreement) or if Autobytel delivered to Mr. Houdeshell a Non-Renewal Notice (as defined in the Houdeshell Employment Agreement), Mr. Houdeshell was entitled to a payment equal to the sum of his then annual base salary and a bonus of 60% of his annual base salary, as well as benefits for twelve months following such termination. The Houdeshell Employment Agreement contains confidentiality and non-solicitation provisions that extend beyond termination.

In the event of a change in control during the term of his employment or at any time during the six month period following that term, Mr. Houdeshell was entitled to a lump sum payment equal to two times the sum of his then annual base salary and a bonus of 60% of his annual base salary, so long as Mr. Houdeshell agreed, if requested, to continue with the Company or any successor for ninety days after the change in control. If a change in control occurred within six months after a termination of Mr. Houdeshell’s employment by the Company without cause or by Mr. Houdeshell for good reason, the foregoing change in control payments are reduced by the amount of severance payments made to Mr. Houdeshell at the time of termination. If Mr. Houdeshell’s compensation is deemed to be parachute payments under the Internal Revenue Code, then Autobytel agreed to make additional payments to him to compensate for his additional tax obligations.

Mr. Houdeshell was granted options to purchase 300,000 shares of common stock. Assuming Mr. Houdeshell remained actively employed by the Company through each stated anniversary date then Mr. Houdeshell’s options vested, as to 100,000 of the shares, on January 30, 2008, and thereafter, (i) options to purchase 6,250 of the shares vested on each monthly anniversary thereafter ending on January 30, 2010, and (ii) upon filing by the Company of the Company’s Annual Report on Form 10-K for the fiscal years ending on December 31, 2007, December 31, 2008 and December 31, 2009, options to purchase 16,667, 16,667 and 16,666 shares, respectively, vest, provided in respect of this clause (ii) Mr. Houdeshell and the Company have satisfied reasonable performance criteria established by the Board of Directors or a committee thereof in its sole discretion. The vesting of the options would accelerate upon a change in control.

Russell L. Bartlett. Russell L. Bartlett served as the Company’s Senior Vice President, CRM and Data Services until his resignation effective February 28, 2008 (“Bartlett Resignation Date”). In connection with his resignation, Autobytel entered into a Separation Agreement and Release (“Bartlett Separation Agreement”) with Mr. Bartlett on February 15, 2008, which governs the terms of the separation of Mr. Bartlett from his employment by Autobytel. Under the Bartlett Separation Agreement, Mr. Bartlett was entitled to the severance benefits described in the Bartlett Separation Agreement, including (i) a severance payment of $195,000, which payment was made to Mr. Bartlett in February 2008; (ii) a payment of a portion of his 2007 annual incentive compensation plan bonus amount allocated to his individual performance goals, which payment in the approximate amount of $43,900 was paid to Mr. Bartlett in February 2008 and a payment of a portion of his 2007 annual incentive compensation plan bonus amount allocated to Company-wide performance goals, which payment in the approximate amount of $26,000 was paid to Mr. Bartlett in March 2008; (iii) continuation of his group health benefits for a period of 52 weeks following the Bartlett Resignation Date; and (iv) outplacement services.

The following describes Mr. Bartlett’s employment and compensation agreements and arrangements at the time of his resignation.

In connection with his joining the Company in June 2000 as the Company’s Regional Internet Director, the Company and Mr. Bartlett entered into an Employment Agreement as of June 5, 2000, which agreement has been amended at various dates in connection with Mr. Bartlett’s various promotions with the Company. Mr. Bartlett’s employment agreement was most recently amended in connection with his promotion to Senior Vice President, CRM and Data Services in June 2006 (Mr. Bartlett’s initial employment agreement, as amended, is referred to herein as the “Bartlett Employment Agreement”). Under the Bartlett Employment Agreement, Mr. Bartlett’s employment with the Company was “at will” and not for a specified term.

Mr. Bartlett was entitled to an annual base salary of $195,000 and was eligible to receive an annual incentive bonus opportunity targeted at 45% of his annual base salary based upon annual performance goals and the achievement of such goals, as established and determined by the Compensation Committee. Mr. Bartlett was entitled to all customary benefits afforded generally to executive officers of Autobytel, including any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages and any stock purchase programs that are approved in writing by the Board. Autobytel paid or reimbursed to Mr. Bartlett all reasonable business expenses incurred by Mr. Bartlett while employed by the Company.

If Mr. Bartlett’s employment was terminated by the Company without “cause” (as defined in the Bartlett Employment Agreement) or if Mr. Bartlett terminated his employment with “good reason” (as defined in the Bartlett Employment Agreement), Mr. Bartlett was entitled to a lump sum payment equal to his annual base salary (determined as the highest annual base salary paid to Mr. Bartlett while employed by the Company), as well continuation of Autobytel group medical, dental, vision, and life insurance benefits for Mr. Bartlett and his eligible dependents (at the time of termination).

Jonathan Rosen. Jonathan Rosen, the Company’s former Senior Vice President, Web Business Operations, voluntarily resigned his employment with the Company without cause effective August 8, 2008. The following describes Mr. Rosen’s employment and compensation agreements and arrangements prior to the termination of his employment. Mr. Rosen and the Company entered into an at will employment agreement under which he was entitled to a salary of $240,000 per year and bonus of up to 45% of his annual base salary as determined by the Compensation Committee from time to time. Under a letter agreement, dated July 19, 2006, if Mr. Rosen’s employment was terminated without “cause,” other than due to death or disability, or if Mr. Rosen terminated his employment with “good reason”, Mr. Rosen was entitled to a lump sum payment equal to six months base salary at the highest annual rate in effect during the term of his employment, and benefits which consist of medical, dental or other health plans. Mr. Rosen was granted options to purchase 250,000 shares of common stock that vested over three years.

Potential Payments Upon Termination or Change in Control

Payments and other benefits payable upon various termination and change in control situations are set out as if the conditions for payments had occurred and the terminations or change in control took place on December 31, 2008. The amounts set forth below are estimates of the amounts which would be paid out to each Named Executive Officer upon his termination. The actual amounts to be paid out can be determined only at the time of such named executive officer’s separation from the Company or the change in control. The table below reflects the amount of compensation to each of the Named Executive Officers in the event of termination of such executive’s employment or, if applicable, upon a change in control. The disclosures below do not take into consideration any requirements under Section 409A of the Internal Revenue Code, which could affect, among other things, the timing of payments and distributions.

Termination and Change in Control Estimated Payments Table

Name	Benefit Description	Termination without cause by Autobytel or for good reason by executive	Non-renewal notice by Autobytel	Change in Control
Current Executive Officers

Jeffrey H. Coats(1)	—	—	—	—

Mark A. Garms	Lump sum severance payment Lump sum retention payment Stock-based awards(2) Health and welfare benefits	$240,000(5) $108,000 $22,500 $30,000(6)	— — — —	— — — —

Glenn E. Fuller	Lump sum severance payment Lump sum retention payment Stock-based awards(2) Health and welfare benefits	$230,000(7) $103,500 $11,250 $30,000(6)	— — — —	— — — —

Former Executive Officers

James E. Riesenbach (3)		—	—	—

Monty A. Houdeshell(4)	Lump sum severance payment Health and welfare benefits	$480,000 $30,000(6)	$480,000(8) $30,000(6)	$960,000(9) —

Russell L. Bartlett	—	—	—	—

Jonathan H. Rosen	—	—	—	—

(1)	At December 31, 2008, Mr. Coats was not entitled to any termination or change in control payments. Subsequent to December 31, 2008, Mr. Coats’ employment agreement was amended to provide for termination or change in control payments. For information concerning Mr. Coats’ current termination or change in control payment arrangements, see the section above entitled “Employment Agreements—Current Named Executive Officers-Jeffrey H. Coats.”
(2)	Restricted stock awards immediately vest upon termination without cause by the Company or for good reason by the executive or upon a change in control. Stock options immediately vest upon a change in control. The amounts for restricted stock represent the product of the closing price of Autobytel’s common stock at December 31, 2008 and the number of unvested restricted stock awards at December 31, 2008. For stock options the amount represents the positive difference between the closing price of the Company’s stock at year-end and the exercise price of the stock option.
(3)	In December 2008, Mr. Riesenbach, the Company’s former President and Chief Executive Officer, was terminated without cause by the Company and Autobytel made a $1.7 million severance payment to him. Mr. Riesenbach is entitled to the continuation of certain insurance benefits for a period of twenty four months following his termination. See “Summary Compensation” for further discussion of Mr. Riesenbach’s compensation in 2008.

(4)	On January 30, 2009 Autobytel elected to terminate Monty Houdeshell’s employment, effective on February 28, 2009. Mr. Houdeshell received a $480,000 severance payment in March 2009 and is entitled to continuation of certain insurance benefits for a period of twelve months following his termination. An additional payment of $480,000 will be due should a change in control event occur within six months following Mr. Houdeshell’s termination.
(5)	Subsequent to December 31, 2008, this payment amount increased to $270,000 as a result of an increase in Mr. Garms’ base annual salary.
(6)	Amounts represent estimated costs for continuing health and welfare benefits over a twelve-month post-termination period.
(7)	Subsequent to December 31, 2008, this payment amount increased to $255,000 as a result of an increase in Mr. Fuller’s base annual salary.
(8)	This payment and continuation of benefits is being reported based on an assumed non-renewal as of December 31, 2008. However, this payment is no longer applicable given the termination of Mr. Houdeshell’s employment in 2009.
(9)	This amount would be reduced by the amount of any severance payment previously paid to Mr. Houdeshell.

In addition to the description below, see “Employment Agreements” above for additional descriptions regarding payments upon termination or change in control.

Generally “cause” will be deemed to exist where the individual has been convicted of a felony and in some cases a crime, has engaged in willful misconduct or gross dishonesty that has a materially injurious effect on the Company’s business or reputation, or has materially failed to consistently discharge his duties for thirty days after notice, subject to a cure period in some events. Generally, “termination without cause” will be deemed to occur if Autobytel terminates the executive officer for any reason other than cause or no reason at all, or the termination by the executive officer for Good Reason. Generally, “Good Reason” will exist when an employee’s position and compensation and benefits has been materially decreased or in certain cases when the employee has been required to relocate or Autobytel has breached the Company’s agreement with the executive. A change in control is deemed to occur, in general, if (i) Autobytel sells all or substantially all of the Company’s assets, (ii) as a result of transactions a person or group becomes the beneficial owner of more than 50% of the Company’s common stock, or (iii) a majority of the Company’s directors in office are not nominated for election or elected to the Board of Directors with the approval of two-thirds of the directors who are in office just prior to the time of such nomination or election.

Director Compensation

The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s directors for the year ended December 31, 2008:

2008 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		Total ($)
Jeffrey H. Coats(2)	$122,000	$5,383	(4)	$127,383
Michael J. Fuchs	$120,000	$5,383	(4)	$125,383
Robert S. Grimes(3)	$12,000	$—		$12,000
Mark N. Kaplan	$129,000	$5,383	(4)	$134,383
Mark R. Ross	$59,000	$5,383	(4)	$64,383
Jeffrey M. Stibel	$29,000	$5,383	(4)	$34,383
Janet M. Thompson	$36,000	$24,972	(5)	$60,972

(1)	The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by the Company’s directors. The option award amounts represent the expense reported for financial statement purposes in accordance with SFAS No. 123(R), except that estimated forfeitures are excluded from such amounts as required by SEC rule. For additional information refer to Note 8 of the “Notes to Consolidated Financial Statements” in Part IV “Item 15. Exhibits and Financial Statement Schedules” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 accompanying this Proxy Statement.
(2)	Mr. Coats became an executive officer on December 11, 2008. For information concerning compensation paid to Mr. Coats for consulting services and as an executive officer see the 2008 Summary Compensation Table above.
(3)	Mr. Grimes resigned his position as director effective April 18, 2008 and at that time forfeited 5,000 unvested stock options there were granted on November 1, 2007.
(4)	Grants of 5,000 options on November 3, 2008 at exercise prices of $.77
(5)	Ms. Thompson became a director in March 2008. Ms. Thompson was granted options to purchase 30,000 shares at an exercise price of $2.10 upon joining the Board and received an additional grant of 5,000 options at an exercise price of $0.77 on November 3, 2008.

The Company’s directors who are not full time employees receive cash compensation for service on the Company’s Board of Directors or any committee or subcommittee thereof. These directors receive the following fees: (i) annual fee of $20,000 payable quarterly and (ii) $1,000 for each board or committee meeting attended, whether by phone or in person, with the Chairman of the Board or committee, as applicable, receiving $2,000 for each such meeting rather than $1,000. In addition, directors are reimbursed for expenses incurred in connection with attendance at board and committee or subcommittee meetings. Each of the Chairman of the Board and the Chairman of the Audit Committee is entitled to a $25,000 annual retainer payable quarterly. The Chairman of the Compensation Committee is entitled to a $10,000 annual retainer payable quarterly. The Chairman of the Corporate Governance and Nominations Committee is entitled to a $5,000 annual retainer payable quarterly. The retainers were established based on market data provided by the Compensation Committee’s independent consultant and an internal assessment of the amount of time required by the individuals involved to devote to company matters. The Company’s 1999 Stock Option Plan provides for an automatic grant of an option to purchase 20,000 shares of common stock to each non-employee director on the date on which the person first becomes a non-employee director. In November 2006, the Compensation Committee approved an increase in the level of inducement option grants to newly appointed non-employee directors from options to purchase 20,000 shares of common stock to options to purchase 30,000 shares of common stock. After this first option is granted to the non-employee director, the director is automatically granted a subsequent option to purchase 5,000 shares on November 1 of each subsequent year provided the director is then a non-employee director and, provided further, that on such date the director has served on the Board of Directors for at least six months. The initial option and each subsequent option have a term of ten years. The shares related to the initial option and each subsequent option vest in their entirety and become exercisable on the first anniversary of the grant date, provided that the option holder continues to serve as a director on such applicable date. The exercise price of shares subject to the initial option and each subsequent option shall be 100% of the fair market value per share of common stock on the date of the grant of the option. The Company’s 2000 Stock Option Plan contains an identical provision for option grants to non-employee directors pursuant to which automatic option grants become effective only when no shares are available for automatic grant under the 1999 Stock Option Plan.

Automatic grants of options to purchase 5,000 shares of common stock were granted on November 3, 2008 to each then existing non-employee director. The vesting of the options granted to each non-employee director accelerates upon a change in control. The exercise prices of the options are equal to the fair market value on the date of grant. The options have a ten-year term. If a director ends his or her service other than for cause, the options remain exercisable for up to three years following termination or until the expiration date of the option, whichever is sooner.

Directors who are also full time employees do not receive any additional compensation for their service as directors.

Compensation Committee Interlocks and Insider Participation

The following persons served as a member of the Compensation Committee during the last fiscal year: Ms. Thompson, Mr. Coats, Mr. Fuchs, Mr. Kaplan and Mr. Stibel. Mr. Coats became the Company’s President and Chief Executive Officer (and ceased to be a member of the Compensation Committee) in December 2008. None of the Company’s executive officers served as a member of the Compensation Committee or Board of Directors of any other entity that has an executive officer serving as a member of the Company’s Board of Directors or Compensation Committee.

During 2008, the Company used the services of The Search Agency, a provider of search engine marketing and search engine optimization services. Jeffrey M. Stibel, a director of the Company, is Chairman of the Board of Directors and an approximately 25% equity owner of The Search Agency. The Company incurred costs of approximately $500,000 for services provided by The Search Agency in 2008. All of these services were provided in the ordinary course of business at prices and on terms and conditions that the Company believes are the same as those that would result from arms-length negotiations between unrelated parties.

Equity Compensation Plans

The following table summarizes information, as of December 31, 2008, relating to the Company’s equity compensation plans pursuant to which grants of options, restricted stock or other rights to acquire shares may be granted from time to time.

	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plan category
Equity compensation plans approved by stockholders(1)(3)	3,960,728	$3.88	2,066,218
Equity compensation plans not approved by stockholders(2)	2,909,150	$3.87	934,937

Total	6,869,878	$3.88	3,001,155

(1)	Includes the Company’s 1996 Stock Incentive Plan, 1996 Employee Stock Purchase Plan, 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Stock Option Plan, Amended and Restated 2001 Restricted Stock and Option Plan and 2004 Restricted Stock and Option Plan.
(2)	Includes the Company’s 1999 Employee and Acquisition Related Stock Option Plan, 2006 Inducement Stock Option Plan and Inducement Stock Option Agreement, dated March 20, 2006, between the Company and Mr. Riesenbach.
(3)	Includes options to purchase an aggregate of 6,344 shares, granted under plans assumed in connection with acquisition transactions. No additional options may be granted under these assumed plans.

1996 Employee Stock Purchase Plan

The Company’s 1996 Employee Stock Purchase Plan (“Stock Purchase Plan”) was adopted by the Board of Directors in November 1996. On February 25, 2003, the Board of Directors approved an amendment providing for an additional 300,000 shares of common stock issuable over a ten-year period ending on February 24, 2013. The amendment was approved by the Company’s stockholders on June 25, 2003. On April 17, 2007, the Board of Directors approved an amendment providing for an additional 350,000 shares of common stock issuable over a ten-year period ending on April 17, 2017. The amendment was approved by the Company’s stockholders on June 22, 2007. The Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, permits eligible employees of Autobytel to purchase shares of common stock through payroll deductions of up to ten percent of their compensation, up to a certain maximum amount for all purchase periods ending within any calendar year. Autobytel has reserved a total of 1,094,444 shares of common stock for issuance under the Stock Purchase Plan. The price of common stock purchased under the Stock Purchase Plan is 85% of the lower of the fair market value of the common stock on the first or last day of each six month purchase period. Employees may end their participation in the Stock Purchase Plan at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company. During 2008, the Stock Purchase Plan was suspended for future stock purchases by employees.

1998 Stock Option Plan

The Company’s 1998 Stock Option Plan (“1998 Option Plan”) was adopted in December 1998. Autobytel has reserved 1,500,000 shares under the 1998 Option Plan. The 1998 Option Plan provides for the granting to employees of incentive stock options within the meaning of the Internal Revenue Code and non-statutory stock options.

The exercise price of non-statutory options granted under the 1998 Option Plan cannot be lower than 85% of the fair market value of the common stock on the date of grant. The exercise price of all incentive stock options granted cannot be lower than the fair market value on the grant date. With respect to any participants who beneficially own more than 10% of the voting power of all classes of stock of Autobytel, the exercise price of any stock option granted to such person must be at least 110% of the fair market value on the grant date, and the maximum term of such option is five years. The term of all other options granted under the 1998 Option Plan may be up to 10 years. Under the 1998 Option Plan, certain stock options (Performance Options) vest over a time period determined by the Board of Directors, however, the vesting could be accelerated based on the performance of the Company’s common stock. At December 31, 2008, there were no non-vested performance options outstanding under the 1998 Option Plan.

The 1998 Option Plan provides that, unless otherwise provided in the stock option agreement, in the event of any merger, consolidation or sale or transfer of all or any part of the Company’s business or assets, all rights of the optionee with respect to the unexercised portion of any option will become immediately vested and may be exercised immediately, except to the extent that any agreement or undertaking of any party to any such merger, consolidation or sale or transfer of assets makes specific provisions for the assumption of the obligations of Autobytel with respect to the 1998 Option Plan. All stock options granted under the 1998 Option Plan vest according to vesting schedules determined by the Board of Directors.

The 1998 Option Plan expired on December 17, 2008 and is no longer available for the granting of new options under that plan.

1999 Stock Option Plan

The Company’s 1999 Stock Option Plan (“1999 Option Plan”) was adopted in January 1999. Autobytel has reserved 1,800,000 shares under the 1999 Option Plan. The 1999 Option Plan provides for the granting of stock options to employees of Autobytel. Under the 1999 Option Plan, not more than 1,000,000 shares may be issued pursuant to options granted after March 31, 1999.

The 1999 Option Plan provides for an automatic grant of an option to purchase 20,000 shares of common stock to each non-employee director on the date on which the person first becomes a non-employee director. In each successive year the non-employee director will automatically be granted an option to purchase 5,000 shares on November 1 of each subsequent year provided the non-employee director has served on the Board of Directors for at least six months. Each option will have a term of 10 years and will be granted at the fair market value of the Company’s common stock on the date of grant. The options vest in their entirety and become exercisable on the first anniversary of the grant date, provided that the optionee continues to serve as a director on such date.

The 1999 Option Plan is similar in all other material respects to the 1998 Option Plan.

The 1999 Option Plan expired on January 1, 2009 and is no longer available for the granting of new options under that plan.

1999 Employee and Acquisition Related Stock Option Plan

The Company’s 1999 Employee and Acquisition Related Stock Option Plan (“Employee and Acquisition Option Plan”) was approved by the Board of Directors in September 1999. Autobytel has reserved a total of 1,500,000 shares of common stock for issuance under the Employee and Acquisition Option Plan. The Employee and Acquisition Option Plan provides for the granting to employees and acquired employees of stock options, and for the granting to employees, acquired employees and service providers of non-statutory stock options. The exercise price of incentive stock options granted can not be lower than the fair market value on the date of grant and the exercise price of non-statutory stock options can not be less than 85% of the fair market value of the common stock on the date of grant. The exercise price of stock options granted to individuals beneficially owning more than 10% of the voting power of all classes of the Company’s stock must be at least 110% of the fair market value on the grant date and have a maximum term of five years. The term of all other options granted under the Employee and Acquisition Option Plan may be up to 10 years. Stock options granted under the Employee and Acquisition Option Plan vest according to vesting schedules determined by the Board of Directors.

The Employee and Acquisition Option Plan states that, unless otherwise provided in the relevant stock option agreement, upon (i) a sale of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of the common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, all rights of optionees with respect to the unexercised portion of any option awarded under the Employee and Acquisition Option Plan will become immediately vested and may be exercised immediately, except to the extent that any agreement or undertaking of any party to any such merger, consolidation or sale or transfer of assets makes specific provisions for the assumption or continuation of the obligation of the Company with respect to the Employee and Acquisition Option Plan.

2000 Stock Option Plan

The Company’s 2000 Stock Option Plan (“2000 Option Plan”) was approved by the Board of Directors in April 2000. The 2000 Option Plan provides for the granting of both incentive stock options and nonqualified stock options to eligible employees, consultants and outside directors of Autobytel. Autobytel has reserved 3,000,000 shares under the 2000 Option Plan. Stock options granted under the 2000 Option Plan vest according to vesting schedules determined by the Board of Directors.

The 2000 Option Plan states that for grants to (i) employees, unless otherwise provided in the relevant stock option agreement, in the event of any merger, consolidation or sale or transfer of the Company’s business or assets, all rights of optionees with respect to the unexercised portion of any option awarded under the 2000 Option Plan will become immediately vested and may be exercised immediately, except to the extent that any agreement or undertaking of any party to any such merger, consolidation or sale or transfer of assets makes specific provisions for the assumption of the obligations of the Company with respect to the 2000 Option Plan; and (ii) non-employee directors, in the event of any change in control of the Company, unvested options will vest and become immediately exercisable with respect to fifty percent (50%) of these options.

The 2000 Option Plan is similar in all other material respects to the 1999 Option Plan.

Amended and Restated 2001 Restricted Stock and Option Plan

On February 25, 2003, the Board of Directors approved the Amended and Restated 2001 Restricted Stock and Option Plan, and approved by stockholders on June 25, 2003 (“2001 Restricted Stock and Option Plan”). The 2001 Restricted Stock and Option Plan allows for the granting of restricted stock, deferred share awards, stock options and stock appreciation rights to selected directors, officers, employees, consultants or other service providers of Autobytel. Autobytel has reserved 1,500,000 shares under the 2001 Restricted Stock and Option Plan. The 2001 Restricted Stock and Option Plan prohibits anyone from receiving awards for more than 400,000 shares per year. The Board of Directors may grant awards that vest immediately or based on future conditions. The Board of Directors has the discretionary authority to impose, in agreements, such restrictions on shares of common stock issued pursuant to restricted stock awards under the 2001 Restricted Stock and Option Plan as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions. Any repurchase right of Autobytel lapses on consummation of a change in control. Options may be either incentive stock options or nonqualified stock options. The per share exercise price of an incentive stock option may not be less than 100% of the fair market value of a share on the date the option is granted (110% in the case of a grant to a ten-percent stockholder). The per share exercise price of a nonqualified stock option may not be less than 85% of the fair market value of a share on the date the option is granted. No option shall be exercisable after the expiration of ten years from its grant date (five years in the case of an incentive stock option granted to a ten-percent or more stockholder). Options granted to optionees who are not directors, officers or consultants must become exercisable at a rate no longer than 20% per year for five years from the grant date.

The 2001 Restricted Stock and Option Plan states that, unless the relevant award agreement provides differently, the unvested portion of awards will become immediately vested upon any merger (other than a merger in which the Company is the surviving entity and the terms and number of outstanding shares remain unchanged as compared to the terms and number of outstanding shares prior to the merger), consolidation or sale or transfer of the Company’s assets, unless any party to the merger, consolidation or sale or transfer of the Company’s assets assumes the Company’s obligations with respect to awards under the 2001 Restricted Stock and Option Plan.

2004 Restricted Stock and Option Plan

The Company’s 2004 Restricted Stock and Option Plan (“2004 Restricted Stock and Option Plan”) was adopted by the Board of Directors on March 2, 2004, and approved by the stockholders on June 24, 2004. The 2004 Restricted Stock and Option Plan provides that an aggregate of 2,700,000 shares of the Company’s common stock is available to be awarded to the Company’s directors, officers, employees, consultants or other service providers in the form of restricted shares, restricted units, deferred shares, options, SARs and performance units; provided, that the maximum number of shares that can be awarded in the form of restricted shares, restricted units, deferred shares or performance awards cannot exceed 200,000 shares. The 2004 Restricted Stock and Option Plan prohibits anyone from receiving an award of more than 500,000 shares of the Company’s common stock during any one calendar year, or 1,000,000 shares of the Company’s common stock during the term of the 2004 Restricted Stock and Option Plan. In addition, the 2004 Restricted Stock and Option Plan prohibits anyone from receiving performance units in any performance period (which shall not be less than one fiscal year) in excess of $2,500 in cash. The Board of Directors may grant awards that vest immediately or based on future conditions. The Board of Directors has the discretionary authority to impose certain restrictions on awards, including repurchase rights in favor of Autobytel. The per share exercise price of both incentive and non-statutory stock options may not be less than 100% of the fair market value of a share on the date the option is granted (110% in the case of a grant to a ten-percent stockholder). No option shall be exercisable after the expiration of ten years from its grant date (five years in the case of an incentive stock option granted to a ten-percent stockholder). Options granted to optionees who are not directors, officers or consultants must become exercisable at a rate no longer than 20% per year for five years from the grant date.

The 2004 Restricted Stock and Option Plan states that, unless the award agreement provides differently or unless any party to the merger, consolidation or sale or transfer of the Company’s assets assumes the Company’s obligations with respect to awards under the 2004 Restricted Stock and Option Plan, the unvested portion of awards will become immediately vested upon any merger (other than a merger in which the Company is the surviving entity and the terms and number of outstanding shares remain unchanged as compared to the terms and number of outstanding shares prior to the merger), consolidation, or sale or transfer of the Company’s assets. Unless the award agreement provides differently, upon any liquidation or dissolution of Autobytel as provided in the 2004 Restricted Stock and Option Plan, all of the rights to any portion of unvested awards will end, and the awards will be canceled at the time of the liquidation or dissolution unless the relevant dissolution or liquidation plan provides otherwise.

2006 Inducement Stock Option Plan

In June 2006, the 2006 Inducement Stock Option Plan (“2006 Inducement Option Plan”) was approved by the Board of Directors. The 2006 Inducement Option Plan provides that an aggregate of 2,000,000 shares of the Company’s common stock are available to be awarded to the Company’s newly hired employees or appointed directors, solely in connection with the hiring of the employee or appointing of the director, in the form of non-qualified stock options. The per share exercise price of the stock options may not be less than 100% of the fair market value of a share on the date of grant. No option shall be exercisable after the expiration of ten years from its grant date. An optionee who is not an officer or a director must have the right to exercise at least 20% of the options granted per year over five years from the date of grant.

The 2006 Inducement Option Plan states that, unless the award agreement provides differently, the unvested portion of the awards will immediately become vested upon any merger (other than a merger in which Autobytel is the surviving entity and the terms remain unchanged as compared to the terms prior to the merger), consolidation, or sale or transfer of the Company’s assets, except if the options are assumed by the acquiring party. Unless the award agreement provides differently, upon any liquidation or dissolution of Autobytel, all the rights to any portion of unvested awards will end, and the awards will be canceled at the time of the liquidation or dissolution unless the relevant dissolution or liquidation plan provides otherwise.

Monty A. Houdeshell, the Company’s former Chief Financial Officer, joined the Company on January 30, 2007. At that time, Autobytel entered into an agreement with Mr. Houdeshell, granting 300,000 options to him at an exercise price of $3.74 per share. Of the 300,000 options granted, 250,000 were service-based awards, and are considered outstanding in accordance with SFAS 123(R). The remaining 50,000 options are performance-based awards where the future performance criteria are defined at a future date. In accordance with SFAS 123(R), the performance-based awards are not considered granted and outstanding until the performance criteria are defined.

In 2007, the performance criteria were established for 16,667 performance-based awards, and in 2008 the performance criteria were satisfied. These awards are considered outstanding as of December 31, 2008. In 2008, the performance criteria were established for an additional 16,667 performance based-awards. As the performance criteria have been defined, these options are considered outstanding as of December 31, 2008. As of December 31, 2008, there are 16,666 performance-based awards where the performance criteria are not yet defined, and are therefore not considered outstanding as of December 31, 2008.

On January 30, 2009 Autobytel elected to terminate the employment of Mr. Houdeshell effective February 28, 2009. In accordance with the original provisions of the Company’s agreement with Mr. Houdeshell, the 250,000 service based awards will remain outstanding for up to two years from February 28, 2009, and 16,667 performance-based awards will remain outstanding for up to 90 days from February 28, 2008.

2006 Riesenbach Options

Mr. Riesenbach, the Company’s former President and Chief Executive Officer, joined the Company on March 20, 2006. At that time, Autobytel entered into an agreement with Mr. Riesenbach, granting 1,000,000 options to him at an exercise price of $4.68. Of the 1,000,000 options granted, 600,000 are service based awards and are considered outstanding in accordance with SFAS 123(R). The remaining 400,000 options are performance-based awards where the future performance criteria are defined at a future date. In accordance with SFAS 123(R), the performance-based awards are not considered granted and outstanding until the performance criteria are defined.

In 2007, the performance criteria were established for 200,000 performance-based awards and in 2008 the performance criteria were satisfied. These awards are considered outstanding as of December 31, 2008. In 2008, the performance criteria were established for an additional 200,000 performance based-awards, however, upon Mr. Riesenbach’s termination of employment with the Company on December 11, 2008, these awards were cancelled and are not considered outstanding as of December 31, 2008.

In accordance with the original provisions of the Company’s agreement with Mr. Riesenbach, the 600,000 service based awards will remain outstanding for up to two years from December 11, 2008, and the 200,000 performance-based awards will remained outstanding for up to 90 days from December 11, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon the Company’s review of forms filed by directors, officers and certain beneficial owners of the Company’s common stock (the “Section 16 Reporting Persons”) pursuant to Section 16 of the Securities Exchange Act the Company is not aware of any failures by the Section 16 Reporting Persons to file the forms required to be filed by them pursuant to Section 16 of the Securities Exchange Act, except that due to administrative oversight on the part of the Company: Jeffrey H. Coats, Michael J. Fuchs, Mark N. Kaplan, Jeffrey M. Stibel and Janet M. Thompson did not timely report the November 1, 2008 automatic grant of 5,000 options to each director, which oversight was corrected on November 18, 2008.

Certain Relationships and Related Transactions

During 2008, the Company used the services of The Search Agency, a provider of search engine marketing and search engine optimization services. Jeffrey M. Stibel, a director of the Company, is Chairman of the Board of Directors and an approximately 25% equity owner of The Search Agency. The Company incurred costs of approximately $500,000 for services provided by The Search Agency in 2008. All of these services were provided in the ordinary course of business at prices and on terms and conditions that the Company believes are the same as those that would result from arms-length negotiations between unrelated parties.

Mark Garms’ wife joined the Company in February 2005 as Director, Project Management and was promoted to Senior Director, Project Management in June 2006. Ms. Garms resigned her position with the Company effective July 10, 2008. In January 2007, the Audit Committee approved and ratified Ms. Garms’ compensation arrangements and approved future ordinary course changes in base salary, bonus amounts and option grants for Ms. Garms that are consistent with those of similarly situated employees. Her base salary at the time of her resignation was $152,000 and she was eligible for a bonus of up to 20% of her base salary. Ms. Garms received an annual incentive compensation bonus of approximately $24,360 in March 2008 with respect to the Company’s 2007 annual incentive compensation plan.

On April 3, 2009, the Compensation Committee approved the payment of $70,000 to Maverick Associates LLC, a Delaware limited liability company, for consulting services rendered to the Company by Jeffrey H. Coats during 2008 in connection with the Company’s evaluation of strategic alternatives and development and implementation of cost reduction initiatives by the Company. Mr. Coats is the sole member of Maverick Associates.

Review, Approval or Ratification of Transactions with Related Persons

Under its charter, the Audit Committee, in its discretion, must approve all related party transactions prior to the Company entering into any such transactions. The Audit Committee is also responsible for taking reasonable steps to provide that the Company conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis. The Company’s Code of Ethics provides specific guidelines regarding conflict of interest situations as well as a process for reporting and approving related party transactions. The Company’s Code of Ethics provides that any director, officer or other employee who may be involved in a related party transaction must immediately report such transaction to the Chairman of the Audit Committee or to the general counsel or that individual’s supervisor, who must report such transaction to the Chairman of the Audit Committee upon becoming advised of that transaction. The Company also reviews these transactions for potential conflict of interest situations.

The Company’s written Code of Ethics defines a related party transaction as follows:

•

any transaction (or series of transactions) in excess of $60,000 involving any director, officer or other employee of the Company since the beginning of the Company’s last fiscal year or currently proposed, in which there is a direct or indirect material interest by a director, director nominee, executive officer, stockholder owning more than 5% of the Company’s voting stock, or immediate family member or live-in partner of any of the foregoing persons;

•

any relationship where a director or director nominee is/was since the beginning of the Company’s last fiscal year an executive officer or greater than 10% equity owner of any business or entity (i) that has made to the Company or received from the Company during the Company’s last fiscal year, or proposes to make or receive during the Company’s current fiscal year, payments for property or services in excess of 5% of the Company’s or the other entity’s consolidated gross revenues for its last full fiscal year, or (ii) to which any director, officer or other employee of the Company was indebted at the end of the Company’s last full fiscal year in excess of 5% of the Company’s consolidated assets at the end of such fiscal year;

•

any relationship where a director or director nominee is/was since the beginning of the Company’s last fiscal year (A) a member of, or of counsel to, a law firm retained by the Company during the Company’s last fiscal year or proposed to be retained during the Company’s current fiscal year, or (B) a partner or executive officer of any investment banking firm that performed services for the Company during the Company’s last fiscal year or proposes to perform services during the Company’s current fiscal year;

•	any other similar relationship; and

•

indebtedness to the Company in excess of $60,000 since the beginning of the Company’s last fiscal year by a corporation or organization of which a director, director nominee or executive officer of the Company is an executive officer, partner or greater than 10% equity owner, or a trust of which a director, director nominee or executive officer of the Company is a substantial beneficiary or a trustee.

Although the Company’s Code of Ethics provides guidelines regarding conflict of interest situations, it cannot and does not set forth every possible conflict of interest scenario. Therefore, the Code of Ethics indicates that there is no substitute for sound judgment by directors, officers or other employees in each case based upon the particular facts involved.

The Code of Ethics provides that any director, officer or other employee who may be involved in a situation or activity that might be a conflict of interest or give the appearance of a conflict of interest must immediately report such situation or activity to the Chairman of the Audit Committee or to the general counsel or such person’s supervisor, who must report such situation or activity to the Chairman of the Audit Committee upon becoming advised of such situation or activity. The Code of Ethics further provides that the Chairman of the Audit Committee then confer with the other members of the Audit Committee and, if appropriate under the circumstances, request that the general counsel issue a written advisory to such person as to whether or not the reported situation or activity is in fact a conflict of interest. If the general counsel would not be the appropriate party to issue such written advisory, outside counsel may be retained to issue such written advisory unless the Audit Committee determines that such written advisory can be issued by the Chairman of the Audit Committee without outside counsel input. The Audit Committee, however, is not responsible for monitoring or enforcing the Company’s conflict of interest policy, but rather each director, officer or other employee is responsible for self-compliance with the Company’s conflict of interest policy.

AUTOBYTEL INC. AUDIT COMMITTEE REPORT

The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to those rules and regulations, this Audit Committee Report is not to be deemed “soliciting materials,” or “filed” with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act. This Audit Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act except to the extent that Autobytel specifically incorporates this information by reference.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2008 with the management of the Company. The Audit Committee has discussed with E&Y the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with E&Y the independent accountants’ independence.

Based on the Audit Committee’s discussion with management and E&Y, and the Audit Committee’s review of the representation of management and the report of E&Y to the Audit Committee, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not employed by Autobytel for accounting, financial management or internal control purposes. Members of the Audit Committee relied, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide any basis, other than the review and discussions with management and the independent auditors referred to above, to determine that management has maintained appropriate accounting and financial reporting principles and policies or internal controls over financial reporting and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Autobytel’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States or that Autobytel’s auditors are in fact “independent.”

The Audit Committee

Mark N. Kaplan Mark R. Ross Janet M. Thompson

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the Annual Meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

FUTURE STOCKHOLDER PROPOSALS

Autobytel must receive any proposal that a stockholder wishes to submit to the 2010 annual meeting of stockholders at Autobytel’s principal office before January 11, 2010, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that annual meeting. Stockholders of Autobytel may submit proper proposals for inclusion in Autobytel’s proxy statement and for consideration at the 2010 annual meeting of its stockholders by submitting their proposals in writing to the Secretary of Autobytel in a timely manner. In order to be included in Autobytel’s proxy materials for the 2010 annual meeting, the proposal must also otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act.

In addition, Autobytel’s bylaws establish an advance notice procedure with regard to stockholder nominations for the election of directors or other business to be properly brought before an annual meeting. For nominations or other business to be properly brought before the meeting by a stockholder, a stockholder must provide written notice delivered to the Secretary of Autobytel no less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting, which notice must contain specified information concerning the business or the nominee. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, a stockholder must provide written notice delivered to the Secretary of Autobytel not later than 10 days following the date notice of the annual meeting is mailed to the stockholders of Autobytel. A copy of the full text of the bylaw provision discussed above may be obtained by writing to the Secretary of Autobytel. All notices of proposals by stockholders, whether or not included in Autobytel’s proxy materials, should be sent to Autobytel Inc., 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400, Attention: Secretary.

Autobytel reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

In addition, a stockholder who intends to present a proposal at Autobytel’s 2010 annual meeting without inclusion of the proposal in the proxy materials should be aware that the rules of the SEC provide that a proxy may confer discretionary authority on management to vote on a matter if the proponent fails to timely notify Autobytel. Such proposals must also have met the other requirements of the rules of the SEC relating to stockholder proposals.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

If requested, Autobytel will furnish you with a copy of any exhibit listed on the exhibit index to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 upon payment of a reasonable copy fee.

By Order of the Board of Directors

Jeffrey H. Coats
President and Chief Executive Officer

April 29, 2009

PROXY

AUTOBYTEL INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For the Annual Meeting of Stockholders

June 25, 2009

Jeffrey Coats, Curtis DeWalt and Glenn Fuller and each of them, with full power of substitution, are hereby authorized to represent and to vote as directed on this proxy the shares of common stock of Autobytel Inc. held of record by the undersigned on April 29, 2009 at the Annual Meeting of Stockholders to be held on June 25, 2009, and at any adjournments or postponements, as if the undersigned were present and voting at the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR THE NOMINEE NAMED IN THIS PROXY AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING.

Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE

ENCLOSED ENVELOPE.

ò Detach Proxy Card Here ò
(continued from other side)	Please mark votes as in this example ☒

1.	ELECTION OF NOMINEE MARK N. KAPLAN AS CLASS II DIRECTOR OF AUTOBYTEL INC.

FOR MARK N. KAPLAN ☐	WITHHOLD AUTHORITY ☐
FOR MARK N. KAPLAN

2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

ALL OTHER PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE SHARES OF STOCK OF AUTOBYTEL INC. THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PERSONALLY PRESENT AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF ARE HEREBY EXPRESSLY REVOKED.

Date , 2009

(Signature of stockholder)

Date , 2009

(Signature of stockholder)

NOTE: Signatures should agree with the names printed hereon. When signing as executor, administrator, trustee, guardian or attorney, please give the title as such. For joint accounts or co-fiduciaries, all joint owners or co-managers should sign.

Please Detach Here

i	You Must Detach This Portion of the Proxy Card	i
Before Returning it in the Enclosed Envelope